Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

SPS COMMERCE, INC.,

CORNWELL CORPORATION,

JOHN H. CORNWELL,

CAROL D. CORNWELL,

EDIFICE INFORMATION MANAGEMENT SYSTEMS, INC.,

EDIFICE EUROPE LIMITED

AND

EDIFICE JAPAN G.K.

TABLE OF CONTENTS

ARTICLE 1	PURCHASE OF ACQUIRED ASSETS AND RELATED TERMS	1
1.1	Certain Definitions Relating to Transactions	1
1.2	Sale and Purchase of Acquired Assets	4
1.3	Excluded Assets	4
1.4	Assumed Liabilities	4
1.5	Excluded Liabilities	4
1.6	Unassignable Contracts	4

ARTICLE 2	PURCHASE PRICE AND ADJUSTMENT	5
2.1	Purchase Price	5
2.2	Payment of Initial Purchase Price at Closing and Related Payments	5
2.3	Purchase Price Adjustment	5
2.4	Fractional Shares	7

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE OPERATING COMPANIES AND SELLERS	8
3.1	Organization and Good Standing	8
3.2	Capitalization	9
3.3	Authority and Authorization; Conflicts; Consents	9
3.4	Financial Statements and Undisclosed Liabilities	10
3.5	Taxes	11
3.6	Litigation and Orders	13
3.7	Compliance with Law	13
3.8	Contracts	13
3.9	Certain Assets	15
3.10	Certain Accounts	16
3.11	Real Property	16
3.12	Environmental Matters	17
3.13	Intellectual Property	17
3.14	Insurance	19
3.15	Absence of Certain Events	19
3.16	Employee Benefits	21
3.17	Employees and Labor Relations	22
3.18	Certain Business Relationships	23
3.19	Brokers	24
3.20	Accounts Receivable	24
3.21	Powers of Attorney	24
3.22	Service Warranties	24
3.23	Suppliers and Customers	24
3.24	Imports and Exports	25
3.25	Absence of Certain Business Practices	25
3.26	Indebtedness	25
3.27	Computer Systems	25
3.28	Data and Privacy	26
3.29	Securities	26
3.30	Independent Investigation	27
3.31	Full Disclosure	27

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER	27
4.1	Organization and Good Standing	27
4.2	Authority and Authorization; Conflicts; Consents	27

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4.3	Authorization of Shares	28
4.4	Brokers	28
4.5	Buyer Information	28

ARTICLE 5	CERTAIN COVENANTS	29
5.1	Certain Actions to Close Transactions	29
5.2	Further Assurances	29
5.3	Confidentiality and Publicity	29
5.4	Employee Matters	30
5.5	Satisfaction of Unassumed Liabilities	31
5.6	Certain Tax and Unclaimed Property Matters	31
5.7	Covenant Not to Compete and Related Covenants	32
5.8	Intercompany Accounts	33
5.9	Name Change	33
5.10	Items to Proper Party	33
5.11	Insurance and Insurance Proceeds	33
5.12	Maintenance of Existence	34
5.13	Collection of Acquired Receivables	34
5.14	Bulk Sales Laws	34
5.15	SEC and National Securities Exchange Requirements	34
5.16	Sellers Agent	34
5.17	Auditor Written Consent	35

ARTICLE 6	CLOSING AND CLOSING DELIVERIES	35
6.1	Closing	35
6.2	Closing Deliveries by Operating Companies and Sellers	36
6.3	Closing Deliveries by Buyer	38

ARTICLE 7	INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES	39
7.1	Indemnification by the Company and Sellers	39
7.2	Indemnification by Buyer	39
7.3	Certain Limitations and Other Matters Regarding Claims	40
7.4	Certain Survival Periods	41
7.5	Notice of Claims and Procedures	41
7.6	Escrow	42

ARTICLE 8	CERTAIN GENERAL TERMS AND OTHER AGREEMENTS	43
8.1	Notices	43
8.2	Expenses	43
8.3	Interpretation; Construction	43
8.4	Parties in Interest; No Third-Party Beneficiaries	44
8.5	Governing Law	44
8.6	Jurisdiction, Venue and Waiver of Jury Trial	44
8.7	Entire Agreement; Amendment; Waiver	45
8.8	Assignment; Binding Effect	45
8.9	Severability; Blue-Pencil	45
8.10	Counterparts	45
8.11	Disclosure Schedules	45

ARTICLE 9	CERTAIN DEFINITIONS	46

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Exhibits

Exhibit 1.1(a)(4)	Assumed Contracts
Exhibit 1.1(a)(5)	Cornwell Corporation Assumed Contracts
Exhibit 1.1(a)(15)	Certain Transferred Permits
Exhibit 1.1(b)(3)	Certain Excluded Contracts
Exhibit 1.1(b)(11)	Certain Excluded Assets
Exhibit 1.1(c)(2)	Certain Assumed Liabilities
Exhibit 1.6	Unassignable Contracts
Exhibit 2.2(b)	Professional Fees
Exhibit 2.3(h)	Net Working Capital
Exhibit 2.3(j)	Allocation of Purchase Price
Exhibit 6.2(a)	Form of Bill of Sale, Assignment and Assumption Agreement

Schedules

Schedule 3.1	Organization and Good Standing
Schedule 3.2	Capitalization
Schedule 3.3(b)	Conflicts
Schedule 3.3(c)	Consents
Schedule 3.4(a)	Financial Statements
Schedule 3.4(c)	Undisclosed Liabilities
Schedule 3.5(d)	Taxes
Schedule 3.6	Litigation
Schedule 3.7	Compliance with Law
Schedule 3.8	Prepayments
Schedule 3.8(a)	Expired Contracts
Schedule 3.8(a)(18)	Contracts
Schedule 3.9	Assets
Schedule 3.10	Certain Accounts
Schedule 3.11(a)	Real Property
Schedule 3.11(d)	Estoppel Certificates
Schedule 3.12(b)	Environmental Matters
Schedule 3.13(a)	Registered Intellectual Property
Schedule 3.13(c)	Miscellaneous Intellectual Property Matters
Schedule 3.13(d)	Assignment of Invention
Schedule 3.14(a)	Insurance Policies
Schedule 3.14(b)	Enforceability of Insurance Policies
Schedule 3.15	Absence of Certain Events
Schedule 3.16	Employee Plans
Schedule 3.16(e)	Certain Contracts with Employees
Schedule 3.16(f)	Foreign Employee Plans
Schedule 3.17(a)	Labor Relations
Schedule 3.17(b)	Employees
Schedule 3.18(a)	Certain Business Relationships
Schedule 3.20	Accounts Receivable
Schedule 3.21	Powers of Attorney
Schedule 3.22	Service Warranties
Schedule 3.23(a)	Largest Customers and Suppliers
Schedule 3.23(b)	Trade Allowances
Schedule 3.23(c)	Customer List
Schedule 3.26	Indebtedness
Schedule 3.27(a)	Proprietary Information Technology Systems

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 6, 2012, by and among SPS Commerce, Inc., a Delaware corporation (“Buyer”), Cornwell Corporation, an Illinois corporation (“Cornwell Corp.”), Edifice Information Management Systems, Inc., a New Jersey corporation (the “Company”), Edifice Europe Limited, a company incorporated and registered in England and Wales with company number 06604583 (“Edifice Europe”), Edifice Japan G.K., a company organized under the laws of Japan (“Edifice Japan”), John H. Cornwell, a resident of the State of New Jersey (in his individual capacity, “John Cornwell,” and in his capacity as Sellers Agent hereunder, together with permitted successors, “Sellers Agent”), and Carol D. Cornwell, a resident of the State of New Jersey (“Carol Cornwell”). “Sellers” means the Company, Cornwell Corp., John Cornwell and Carol Cornwell. Article 9 contains definitions of certain capitalized terms.

Recitals

A. Cornwell Corp. owns all of the issued and outstanding capital stock of the Company.

B. The Company owns all of the issued and outstanding capital stock of Edifice Europe and Edifice Japan. The Company, Edifice Europe and Edifice Japan are individually referred to herein as an “Operating Company” and collectively as the “Operating Companies.”

C. The Operating Companies are generally engaged in the business of collecting, analyzing, selling, marketing, providing and distributing point-of-sale data (such business, along with the other business activities of the Company, collectively being the “Business”).

D. Each Party desires that (i) the Company sell, convey, transfer and assign, and Buyer purchase, certain assets of the Company and (ii) Cornwell Corp. sell, convey, transfer and assign, and Buyer purchase, the trademarks set forth on Schedule 3.13(a) which are owned by Cornwell Corp. and used in the Business (the “Cornwell IP”), and that Buyer assume certain liabilities of the Company and Cornwell Corp., upon and subject to the terms herein.

Agreement

In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, each Party hereby agrees as follows:

ARTICLE 1

PURCHASE OF ACQUIRED ASSETS AND RELATED TERMS

1.1 Certain Definitions Relating to Transactions. For purposes of this Agreement, the following definitions apply:

(a) Acquired Assets Defined. “Acquired Assets” means all assets, properties, rights, claims, business operations, franchises and privileges with respect to the Business of every kind and nature whatsoever (tangible, intangible or mixed) and wherever located, except that Acquired Assets does not mean any Excluded Asset. Without limiting the generality of the foregoing, the Acquired Assets include the following:

(1) all goodwill related to the Business;

(2) all merchandise, supplies (including office supplies and advertising and promotional materials), raw materials, work-in-process and other inventory related to the Business;

(3) all accounts receivable (including any notes receivable or retainage) related to the Business (collectively, “Accounts Receivable”);

(4) subject to Section 5.4 (and, for the avoidance of doubt, other than any Excluded Contract), all Contracts related to the Business, including each Contract listed in Exhibit 1.1(a)(4) (each Contract listed in Exhibit 1.1(a)(4) and 1.1(a)(5), and only such a listed Contract, is an “Assumed Contract”);

(5) all Contracts used in the Business and for which Cornwell Corp. or any of its Affiliates (other than any Operating Company) is the contracting party (for the avoidance of doubt, other than any Excluded Contract), including each Contract listed in Exhibit 1.1(a)(5);

(6) all furniture, fixtures and equipment related to the Business, including computer and telecommunications hardware and software and information technology systems;

(7) all leasehold improvements and other similar assets at or related to the Assumed Facility;

(8) all Intellectual Property related to the Business, including each Operating Company’s name and domain names and the Cornwell IP;

(9) to the extent transferable under Applicable Law and/or the terms of any Assumed Contract (if applicable), all rights of each Operating Company under any representation, warranty or guarantee by any third party related to the Business (including any manufacturer, supplier or other transferor of any Acquired Asset or any product or service that any Operating Company received and including all related rights under any insurance policy or coverage of or regarding any such third party);

(10) all customer, supplier and service provider lists and similar information related to the Business, all other contact information, mailing lists and similar files related to the Business and all other books, reports, databases, information and other Records related to the Business (for the avoidance of doubt, other than the Excluded Records);

(11) all telephone numbers (including cellular telephone numbers), fax numbers, e-mail addresses, postal addresses and postal boxes related to the Business;

(12) all Petty Cash (“Petty Cash” meaning all currency and coins that are physically located at the Assumed Facility at the Effective Time);

(13) all checks, drafts and similar instruments of payment from third parties or that Buyer subsequently obtains in its operation of the Business or on account of any of the Accounts Receivable;

(14) all prepaid utilities, prepaid rents, prepaid costs and expenses, advance payments and other prepayments, security deposits and other deposits, prepaid property Taxes and other similar assets and amounts related to the Business paid by or on behalf of any Operating Company;

(15) to the extent transferable under Applicable Law, all Permits related to the Business, including each Permit listed in Exhibit 1.1(a)(15);

(16) except as otherwise expressly stated herein, all rights with respect to causes of action, rights of recovery, rights of set-off, warranty claims, refunds, credits and other rights in respect of undertakings of third parties, Encumbrances and other claims related to the Business;

(17) all issued and outstanding capital stock of Edifice Europe and all issued and outstanding membership interests of Edifice Japan, which will be transferred by the Company to SPS International, Inc., a Delaware corporation (“SPS International”), pursuant to the agreements described in Sections 6.2(s) and 6.2(t); and

(18) each Foreign Employee Plan listed in Schedule 3.16(f).

(b) Excluded Assets Defined. “Excluded Assets” means:

(1) all minute books, stock and membership records and seals of the Company, all other documents relating to the organization and existence of the Company, all Tax Returns and Tax Records of the Company and a duplicate copy of all other financial Records of the Company (collectively, the “Excluded Records”);

(2) all Tax-related identification numbers of the Company;

(3) each Contract listed in Exhibit 1.1(b)(3) (the “Excluded Contracts”);

(4) all Employee Plans of the Company, other than each Foreign Employee Plan listed in Schedule 3.16(f);

(5) all insurance policies of the Company and insurance coverage thereunder and all refunds and rebates relating thereto, other than the AXA Insurance UK plc insurance policy held by Edifice Europe;

(6) all bank accounts, cash accounts, investment accounts, deposit accounts, lockboxes and other similar accounts of the Company;

(7) all cash and cash equivalents, other than Petty Cash;

(8) all rights of the Company or any Seller under this Agreement or any other Contract executed or delivered by or on behalf of a Party in connection with the transactions contemplated under this Agreement;

(9) all credit cards, debit cards and similar items of the Company (including if used by any employee);

(10) subject to Section 1.1(c)(3), all amounts owed to the Company from any employee of the Company that arose in connection with such employee’s employment with the Company (including with respect to any loan to such an employee); and

(11) all assets listed in Exhibit 1.1(b)(11).

(c) Assumed Liability Defined. “Assumed Liability” means each liability or obligation of the Company that is:

(1) scheduled to be performed after Closing under the terms of an Assumed Contract (including, without limitation, the lease agreements listed under the heading (7) of Exhibit 1.1(a)(4)), other than any such liability or obligation that arises out of or results from, directly or indirectly, any breach, tort, infringement or violation of Applicable Law before Closing; or

(2) expressly listed in Exhibit 1.1(c)(2).

(d) Excluded Liability Defined. “Excluded Liability” means each Liability of the Company that is not an Assumed Liability.

1.2 Sale and Purchase of Acquired Assets. Under and subject to the terms of this Agreement, each of the Company and Cornwell Corp. hereby sells, conveys, transfers and assigns to Buyer, and Buyer hereby purchases from the Company and Cornwell Corp., all of the Company’s and Cornwell Corp.’s right, title and interest in and to each Acquired Asset.

1.3 Excluded Assets. No Excluded Asset will be sold, conveyed, transferred or assigned to Buyer.

1.4 Assumed Liabilities. Under and subject to the terms of this Agreement (including Section 1.5), Buyer hereby assumes and agrees to pay, perform and satisfy when due all of the Assumed Liabilities.

1.5 Excluded Liabilities. Except for the Assumed Liabilities, Buyer will not assume or be liable or obligated for, and the Company will remain liable and obligated for and will pay, perform and satisfy when due, each other Liability of the Company. The sale, conveyance, transfer, assignment and purchase of the Acquired Assets does not include the assumption of any Liability related to any Acquired Asset, except to the extent Buyer expressly assumes such Liability under Section 1.4 (if at all). Without limiting the generality of the foregoing and notwithstanding any other term herein, the Assumed Liabilities will not include any Liability that would not have existed had each representation and warranty in this Agreement of each Operating Company and each Seller been true, correct and complete when given.

1.6 Unassignable Contracts. Notwithstanding anything herein to the contrary, if (a) any Assumed Contract is not capable of being sold, conveyed, transferred or assigned in the absence of the approval, consent or waiver of any other Person (without breaching, violating, defaulting under, conflicting with, giving rise to or creating any right to accelerate, increase, terminate, modify or cancel any material right or obligation or creating any Encumbrance, other than a Permitted Encumbrance, under, such Assumed Contract) and (b) all necessary approvals, consents or waivers of any such other Person (including any party to such Assumed Contract) have not been obtained at or before Closing, then (1) Buyer hereby assumes and agrees to pay, perform and satisfy when due the Liabilities of the Company under such Assumed Contract (but not such Assumed Contract itself) to the extent that any such Liability would otherwise be an Assumed Liability, (2) the rights and benefits of the Company under such Assumed Contract or resulting therefrom (but not such Assumed Contract itself), to the extent that such rights and benefits would otherwise be an Acquired Asset, are hereby sold, conveyed, transferred and assigned to Buyer and (3) after Closing, the Company will, at the Company’s expense, use its commercially reasonable efforts to assist Buyer in attempting to obtain such necessary approvals, consents or waivers and will promptly execute all documents reasonably requested or necessary to complete such sale, conveyance, transfer and assignment of such Assumed Contract to Buyer if such approvals, consents or waivers are obtained; provided that nothing herein shall require an Operating Company or any Seller to make any payments to obtain such approval, consent or waiver. If, with respect to any such Assumed Contract, such necessary approvals, consents or waivers are not obtained and such sale, conveyance, transfer and assignment of such Assumed Contract to Buyer is not completed, then the Company and Buyer will negotiate in good faith to determine and enter into replacement arrangements such that the Parties are situated as close as is reasonably possible to circumstances (financially and all other) as they otherwise would be had such sale, conveyance, transfer and assignment been completed; provided that nothing contained in this Section 1.6 shall require an Operating Company or any Seller to (i) make any payments to enter into such replacement agreements, (ii) guarantee any obligations of Buyer in connection with any such replacement agreement or (iii) enter into any replacement agreement. The Assumed Contracts listed in Exhibit 1.6 (the “Unassignable Contracts”) shall be considered unassignable Contracts and the provisions of this Section 1.6 shall apply to all Unassignable Contracts.

ARTICLE 2

PURCHASE PRICE AND ADJUSTMENT

2.1 Purchase Price. Upon and subject to the terms herein, Buyer will pay to the Company (a) the amount of $26,273,409.00, plus (b) the Escrowed Shares (to be deposited in escrow with the Escrow Agent pursuant to Section 2.2(a)) plus (c) the Stock Consideration (the “Initial Purchase Price”), as such amount is adjusted pursuant to the terms herein (such amount, as adjusted pursuant to any term herein, is the final purchase price for the Acquired Assets and is referred to herein as the “Purchase Price”).

2.2 Payment of Initial Purchase Price at Closing and Related Payments. Upon and subject to the terms herein, at Closing and on the Closing Date, Buyer will pay the Initial Purchase Price as follows:

(a) Buyer will deposit into escrow with the Escrow Agent, 114,942 shares of Common Stock, par value $0.001 per share, of Buyer (“Buyer Common Stock”) (collectively, the “Escrowed Shares”), to be held by the Escrow Agent pursuant to the terms hereof and the Escrow Agreement;

(b) Buyer will pay in full, on the Company’s behalf, the professional fees listed in Exhibit 2.2(b);

(c) Buyer will deliver to the Company 232,910 shares of Buyer Common Stock (the “Stock Consideration”); and

(d) Buyer will pay to the Company $26,273,409.00 (which includes cash in lieu of fractional shares of Buyer Common Stock in accordance with Section 2.4, without interest), by wire transfer of immediately available funds to an account that the Company designates in writing at least two Business Days before the Closing Date.

2.3 Purchase Price Adjustment.

(a) Buyer’s Preparation of the Statement. Within 60 days after the Closing Date, Buyer will prepare and deliver to the Company a statement (the “Statement”) setting forth, in reasonable detail, Buyer’s determination of Net Working Capital. The Company will assist Buyer and its representatives in all reasonable respects in preparing the Statement and will give Buyer and its representatives reasonable access at all reasonable times to the personnel, properties, books and records of the Company and its Affiliates for such purpose and the other matters in this Section 2.3. Such 60-day period will be extended, to the extent of any unreasonable delay by the Company in providing such assistance or access. The final determination of Net Working Capital pursuant to this Section 2.3 is “Final Net Working Capital.”

(b) The Company’s Response to the Statement. The Net Working Capital in the Statement will become final and binding upon the Parties (and become Final Net Working Capital) 30 days after Buyer gives the Statement to the Company, unless the Company gives written notice, in reasonable detail, of its disagreement (a “Notice of Disagreement”) to Buyer before the end of such 30-day period. The Company may give a Notice of Disagreement only if (1) assuming all of the Company’s assertions therein were sustained, the Purchase Price would be higher than if the Company had not given such Notice of Disagreement to Buyer and (2) such Notice of Disagreement states the Company’s determination of Net Working Capital. The only disagreements that may be stated in a Notice of Disagreement are those that relate to errors in mathematical computation. If the Company gives a valid Notice of Disagreement before the end of such 30-day period stated above, then Final Net Working Capital (as finally determined in accordance with clause (A) or (B) below) will become final and binding on the Parties upon the earlier of (A) the date the Parties resolve in writing any differences they have with respect to all items specified in such Notice of Disagreement or (B) the date any disputed items are finally resolved in writing by the Arbitrator pursuant to Section 2.3(c).

(c) Resolving Matters in Notice of Disagreement. During the 30-day period after a valid Notice of Disagreement is given, the Company and Buyer will attempt to resolve in writing any differences that they have regarding any item in such Notice of Disagreement. If, at the end of such 30-day period, the Company and Buyer have not reached agreement on all such items, then either Party may require that the items that remain in dispute be promptly submitted to an arbitrator (the “Arbitrator”) for review and resolution. The Arbitrator will be a public accounting firm agreed upon by the Parties in writing; provided that the Arbitrator will not be an accounting firm used by either the Company or Buyer (or any of either’s Affiliates) within the preceding three years for audit or valuation purposes. If the Parties cannot agree upon an Arbitrator within 15 Business Days after first attempting to do so, then the Arbitrator will be selected by lot from a list of four potential Arbitrators remaining after the Company nominates three, Buyer nominates three, and the Company and Buyer each eliminate one potential Arbitrator from the other’s nominations. The Arbitrator will determine procedures for such arbitration, subject to the terms hereof. The Arbitrator will only consider the items that remain in dispute. The Arbitrator will render a decision resolving such items in dispute within 30 days after completion of submissions to the Arbitrator. The Arbitrator will determine Final Net Working Capital solely based on submissions made by the Company and Buyer consistent with the terms hereof (and not by independent review). The Arbitrator will not assign a value to any item that is greater than the greater value for such item claimed by either the Company or Buyer nor less than the lesser value for such item claimed by either of such Parties.

(d) Allocation of Fees and Expenses. The Company and Buyer will each pay its own fees and expenses regarding such arbitration and half of the fees and expenses of the Arbitrator.

(e) Adjustment to Purchase Price Based on Final Net Working Capital. The Purchase Price will be, and automatically will be adjusted to be, the Initial Purchase Price, (1) increased by the entire amount, if any, by which Final Net Working Capital exceeds Target Net Working Capital, if Final Net Working Capital exceeds 105.0% of Target Net Working Capital or (2) decreased by the entire amount, if any, by which Final Net Working Capital is less than Target Net Working Capital, if Final Net Working Capital is less than 95.0% of Target Net Working Capital. However, if no such adjustment is required pursuant to this Section 2.3(e), then the Purchase Price will equal the Initial Purchase Price.

(f) Reconciliation Payment. Within five Business Days after Final Net Working Capital becomes final and binding on the Parties, the following will occur (with the payments in this Section below being made by wire transfer of immediately available funds):

(1) if the Initial Purchase Price (as paid at Closing) is less than the Purchase Price (as adjusted, if at all, under Section 2.3(e)), then Buyer will pay to the Company the amount of such difference in cash, without interest; or

(2) if the Initial Purchase Price (as paid at Closing) is more than the Purchase Price (as adjusted, if at all, under Section 2.3(e)), then the Company will pay to Buyer the amount of such excess in cash, without interest.

(g) Target Net Working Capital Defined. “Target Net Working Capital” means the amount of $(656,603.00).

(h) Net Working Capital Defined. “Net Working Capital” means an amount equal to (x) Acquired Assets that are current assets in the categories set forth on Exhibit 2.3(h) minus (y) Assumed Liabilities that are liabilities in the categories set forth on Exhibit 2.3(h), in each case determined as of the Effective Time in accordance with GAAP calculated in the same manner as calculated historically by the Company.

(i) Prorated Item Reconciliation. In addition to the foregoing matters in this Article 2, the Company and Buyer will pro rate, as of the Effective Time, based on the number of days elapsed in the applicable period, all Prorated Items (“Prorated Item” means: (A) rent, utility, ad valorem Tax regarding real estate that is a direct or indirect obligation pursuant to the terms of the Assumed Real Property Lease Agreement, common area maintenance, marketing or advertising allocation or other similar amount paid or payable with respect to the Assumed Real Property Lease Agreement; (B) prepaid cost or expense based on a period of time; or (C) charge or payment based on a period of time of performance or possession under any lease (other than the Assumed Real Property Lease Agreement), service Contract, maintenance Contract, marketing or advertising Contract or similar Contract). Within five Business Days after Final Net Working Capital becomes final and binding upon the Parties, Buyer will pay to the Company or the Company will pay to Buyer (as applicable) the amount necessary to allocate the Prorated Items between the Company and Buyer under this Section 2.3(i) such that each has paid its pro rata share thereof. Such payment will be made, without interest, by wire transfer of immediately available funds.

(j) Allocation of Purchase Price. Each Party will allocate the Purchase Price in accordance with Exhibit 2.3(j) and Applicable Law (including that each Party will cause each of its applicable Affiliates to do so). After Closing, the Parties will, and will cause their respective Affiliates to, make consistent use of such allocation, as adjusted to reflect any, if any, adjustments needed to remain consistent with Final Net Working Capital and the resulting adjustment to the Purchase Price and the Prorated Item allocation, for all Tax purposes. With respect to such allocation, as so adjusted, each Party will (1) be bound by such allocation, (2) act in accordance with such allocation in the preparation of all financial statements and the filing of all Tax Returns and in the course of any Tax audit, Tax review or other Tax Proceeding relating thereto, (3) take no position and cause its Affiliates to take no position inconsistent with such allocation for Tax purposes (including in connection with any Proceeding), unless in each case otherwise required pursuant to a “determination” within the meaning of section 1313(a) of the Code, and (4) not later than 30 days before the filing of its IRS Forms 8594 (whether initial or supplemental) relating to the transactions contemplated herein, deliver to each other Party a true, correct and complete copy of such IRS Forms.

2.4 Fractional Shares. No fraction of a share of Buyer Common Stock will be issued pursuant to Section 2.2. Instead, the Company shall receive in lieu thereof from Buyer an amount of cash (rounded to the nearest whole cent, with .5 being rounded up) equal to the product of (i) such fraction, multiplied by (ii) $33.06.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE OPERATING COMPANIES AND SELLERS

Each Operating Company and each Seller, jointly and severally, hereby represents and warrants to Buyer as follows:

3.1 Organization and Good Standing. Each Seller that is not an individual is a duly organized and validly existing corporation or limited liability company (as applicable) in good standing under the laws of the jurisdiction in which it was organized. Each Operating Company is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it was organized, as is listed in Schedule 3.1. Each Operating Company is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification (with each such jurisdiction being listed in Schedule 3.1), except where the failure to be so qualified or in good standing will not materially and adversely affect any Operating Company’s ability to consummate the transactions contemplated herein. Each Operating Company has full corporate or limited liability company (as applicable) power and authority to own and lease its properties and assets and conduct its business as now conducted and as proposed to be conducted. Other than Edifice Europe and Edifice Japan, the Company does not hold any equity interest, directly or indirectly, of any other Person. Neither Edifice Europe nor Edifice Japan holds any equity interest, directly or indirectly, of any other Person. Each Operating Company has delivered to Buyer a true, correct and complete copy of the Organizational Documents of such Operating Company. Schedule 3.1 lists the officers and directors of (or any person holding a similar position with) each Operating Company. The minute books for each Operating Company (which contain the records of meetings of the equity holders and board of directors (and any committees of any such board) of the respective Operating Company) and the ownership records for each Operating Company have been delivered to Buyer and are true, correct and complete. Such minute books record therein all actions taken by such equity holders, boards and committees, as such, that have been documented and no other material action of any of them, as such, has been taken that is not recorded in any such minute book. No Operating Company is in default under or in violation of any provision of any of their Organizational Documents.

3.2 Capitalization. Schedule 3.2 lists (a) all equity holders of Cornwell Corp. and all equity interests of Cornwell Corp. held by each of them, (b) all equity holders of the Company and all equity interests of the Company held by each of them, (c) the equity interests held by the Company, directly or indirectly, in any other Person, if any, and (d) each Company Subsidiary. Schedule 3.2 lists all authorized equity interests of each Company Subsidiary and all equity interests of each Company Subsidiary held by the Company. All of the issued and outstanding equity interests of each Company Subsidiary listed in Schedule 3.2 are duly authorized, validly issued, fully paid and non-assessable. No equity interest of any Company Subsidiary was issued in violation of any Organizational Document of such Company Subsidiary, any Applicable Law or any pre-emptive right (or other similar right) of any Person. The equity interests held by the Company of each Company Subsidiary constitute all of the outstanding equity interests of such Company Subsidiary. The Company has good and valid title to all equity interests of each Company Subsidiary, free and clear of any Encumbrance (other than restrictions imposed by securities laws applicable to securities generally and rights of Buyer hereunder). Except as listed in Schedule 3.2, and other than rights of Buyer created hereunder, there is no: (1) pre-emptive right, option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, Contract or commitment of any nature whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of any Operating Company; (2) equity appreciation, phantom stock, profit participation or similar right with respect to any Operating Company; or (3) voting trust, proxy or other Contract with respect to any equity interest of any Operating Company.

3.3 Authority and Authorization; Conflicts; Consents.

(a) Authority and Authorization. The execution, delivery and performance of this Agreement and each Ancillary Document of any Seller or of any Operating Company or any of their Affiliates have been duly authorized and approved by all necessary corporate or limited liability company (as applicable) action with respect to each such Seller, each such Operating Company and each such Affiliate, and each such authorization and approval remains in full force and effect. Assuming due authorization, execution and delivery by Buyer and its applicable Affiliates of this Agreement and each Ancillary Document of Buyer or any of its Affiliates, this Agreement is, and each Ancillary Document of any Seller or of any Operating Company or any of their Affiliates at Closing will be, the legal, valid and binding obligation of each such Seller, each such Operating Company and each such applicable Affiliate, enforceable against each such Seller, each such Operating Company and each such applicable Affiliate in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation. Each Seller, each Operating Company and each such applicable Affiliate has all requisite corporate or limited liability company (as applicable) power and authority to enter into this Agreement and each Ancillary Document to be executed and delivered by each such Seller, each such Operating Company or each such applicable Affiliate and to consummate the transactions contemplated herein and therein to be consummated by each such Seller, each such Operating Company and each such applicable Affiliate.

(b) Conflicts. Except as listed in Schedule 3.3(b), neither the execution nor delivery by any Seller or any Operating Company of this Agreement or by any Seller, any Operating Company or any Affiliate of any Seller or any Operating Company of any Ancillary Document nor consummation by any Seller, any Operating Company or any Affiliate of any Seller or any Operating Company of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of any Seller, Operating Company or Affiliate thereof; (2) violate any Applicable Law or Order; (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than an Operating Company to accelerate, increase, terminate, modify or cancel any right or obligation in a manner materially adverse to any Acquired Asset, Assumed Liability or the Business, or result in the creation of any material Encumbrance under any Contract to which any Seller or any Operating Company is a party or by which any asset of any Seller or any Operating Company is bound; or (4) give rise to any limitation, restriction or material adverse effect on Buyer’s ability to conduct the Business after Closing (including the revocation or other termination of any Permit).

(c) Consents. Except as listed in Schedule 3.3(c), no consent or approval by, notification to or filing with any Person is required in connection with any Seller’s or any Operating Company’s or any of their Affiliates’ execution, delivery or performance of this Agreement or any Ancillary Document of any Seller, any Operating Company or any Affiliate of any of them or any Seller’s, any Operating Company’s or any such Affiliate’s consummation of the transactions contemplated herein or therein. “Consent” means each consent, approval, notice or filing listed in Schedule 3.3(c).

3.4 Financial Statements and Undisclosed Liabilities.

(a) Financial Statements Defined. Schedule 3.4(a) contains a true, correct and complete copy of the following:

(1) the (A) audited balance sheet of the Company, on a consolidated basis, as of each of December 31, 2010 and December 31, 2011 (the latter of such dates is the “Annual Balance Sheet Date” and such balance sheet as of the Annual Balance Sheet Date is the “Annual Balance Sheet”); (B) audited statements of operations of the Company, on a consolidated basis, for the fiscal year ended on each of the Annual Balance Sheet Date and December 31, 2010; (C) audited statements of cash flows of the Company, on a consolidated basis, for the fiscal year ended on each of the Annual Balance Sheet Date and December 31, 2010; and (D) notes to the foregoing and the reports thereon of the Company’s independent auditors (collectively, the “Annual Financial Statements”);

(2) as reviewed by Grant Thornton LLP, the (A) balance sheet of the Company, on a consolidated basis, as of March 31, 2012 (such date is the “First Quarter Balance Sheet Date”); (B) statements of operations of the Company, on a consolidated basis, for the three-month period ended on the First Quarter Balance Sheet Date; and (C) statements of cash flows of the Company, on a consolidated basis, for the three-month period ended on the First Quarter Balance Sheet Date (collectively, the “First Quarter Financial Statements”); and

(3) the unaudited (A) balance sheet of the Company, on a consolidated basis, as of June 30, 2012 (such date is the “Interim Balance Sheet Date” and such balance sheet is the “Interim Balance Sheet”); (B) statements of operations of the Company, on a consolidated basis, for the six-month period ended on the Interim Balance Sheet Date; and (C) statements of cash flows of the Company, on a consolidated basis, for the six-month period ended on the Interim Balance Sheet Date (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements and the First Quarter Financial Statements, the “Financial Statements”).

(b) Financial Statements and Records. The Financial Statements (1) were prepared in accordance with GAAP, (2) were prepared in accordance with, and are consistent with, the books and records of the Company and (3) fairly present, in all material respects, the assets, liabilities and financial condition of the Company at their respective dates and the results of operations of the Company for the respective periods covered thereby, except that the First Quarter Financial Statements and Interim Financial Statements are subject to normal year-end adjustments (which adjustments would not be material, individually or in the aggregate, and would be of a normal and recurring type) and do not have notes included therewith (which notes would not be material, individually or in the aggregate, and would be consistent in all material respects with the notes to the Annual Financial Statements). The financial records of each Operating Company, all of which the Company has made available to Buyer, are true, correct and complete in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

(c) Undisclosed Liabilities. No Operating Company has any Liability (and to each Operating Company’s and each Seller’s Knowledge, there is no reasonable basis for any present or future Proceeding against any Operating Company giving rise to any Liability), except for any Liability (1) set forth on the face of the Interim Balance Sheet, (2) listed in Schedule 3.4(c), (3) that has arisen in its Ordinary Course of Business since the Interim Balance Sheet Date (which does not arise out of, relate to or result from and which is not in the nature of and was not caused by any breach of Contract, breach of warranty, tort, infringement or other violation of Applicable Law) or (4) under this Agreement or any Ancillary Document or otherwise in connection with the transactions contemplated herein or therein.

3.5 Taxes.

(a) All Tax Returns that were required to be filed by, on behalf of or with respect to any Operating Company or any Affiliated Group of which any Operating Company is or was a member were timely filed on or before the applicable due date (taking into account any extension of such due date) and were correct and complete in all material respects. All Taxes (including estimated Taxes) owed by or with respect to any Operating Company or any such Affiliated Group with respect to any Pre-Closing Tax Period were paid when due, or, in the case of Taxes not yet due, will be paid in full before the Effective Time or will be properly included in Final Net Working Capital.

(b) No Operating Company has ever received notice from an authority in a jurisdiction where such Operating Company does not file any Tax Return stating that such Operating Company is or may be subject to Taxes in such jurisdiction.

(c) All Taxes that any Operating Company is or was required to withhold or collect in connection with any amount paid or owing to any employee, independent contractor, stockholder, nonresident, creditor or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper Governmental Authority or other Person. All Tax information reporting requirements of or with respect to any Operating Company have been satisfied in full.

(d) To each Operating Company’s and each Seller’s Knowledge, no Governmental Authority has any reasonable basis to assess any additional Tax of or with respect to any Operating Company for any period for which a Tax Return has been filed. No Tax audit or other Tax Proceeding is pending or being conducted or is, to each Operating Company’s and each Seller’s Knowledge, Threatened against or otherwise with respect to any Operating Company. Schedule 3.5(d) lists all Tax Returns filed by or with respect to any Operating Company for any Taxable period ended on or after January 1, 2007, and each Operating Company has delivered to Buyer a true, correct and complete copy of each such Tax Return; provided, however, that in lieu of delivering to Buyer a copy of the federal income Tax Returns filed with respect to the Company, a true, correct and complete copy of the Form 1120S for Cornwell Corp. for any Taxable period ended on or after January 1, 2007 is provided in Schedule 3.5(d).

(e) No Operating Company has in effect any waiver of any statute of limitations regarding any Tax, has agreed to any extension of time regarding the assessment of any Tax deficiency or has granted any power of attorney that is currently in force with respect to any matter relating to any Tax.

(f) The unpaid Taxes of each Operating Company (1) did not, as of the Interim Balance Sheet Date, as a whole, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes) set forth on the Interim Balance Sheet and (2) do not exceed such reserve on the books and records of such Operating Company, as adjusted for the passage of time since the Interim Balance Sheet Date in accordance with the past custom and practice of such Operating Company. Since the Interim Balance Sheet Date, no Operating Company has incurred any Liability for any Tax arising from extraordinary gains or losses, as such term is used in GAAP, outside its Ordinary Course of Business.

(g) Each Operating Company is in compliance with the requirements of FIN 48, and its Tax accrual work papers explain and support all amounts provided and positions taken by such Operating Company with respect to FIN 48.

(h) No Operating Company will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (1) change in method of accounting for a Taxable period ending on or before the Closing Date; (2) “closing agreement” as described in section 7121 of the Code or other agreement with a Governmental Authority (or any similar provision of any Applicable Law) executed on or before the Closing Date; (3) intercompany transaction or excess loss account described in Treasury Regulations under section 1502 of the Code (or any similar provision of any Applicable Law); (4) installment sale or open transaction disposition made on or before the Closing Date; or (5) prepaid amount received on or before the Closing Date.

(i) No Operating Company or any of their predecessors has been a member of a group (including an Affiliated Group) with which it has filed or been included in a combined, consolidated or unitary Income Tax Return, other than the group in which it is currently a member. No Operating Company has been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract that includes any Person other than such Operating Company. No Operating Company or any of their predecessors is liable for any Tax of any Taxpayer other than such Operating Company under Treasury Regulations section 1.1502-6 (or any similar provision of any Applicable Law), as a transferee or successor, by Contract (including any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement) or otherwise, for any Taxable period beginning before the Closing Date. After the Closing Date, no Operating Company or any of their Affiliates nor any predecessor of any of them will be bound by or have any Liability under any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract, including for any amount due with respect to any period ending on or before the Closing Date.

(j) Each Operating Company has disclosed on all applicable Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of section 6662 of the Code. To each Operating Company’s and each Seller’s Knowledge, no Operating Company has engaged in any “listed transaction” within the meaning of Treasury Regulations section 1.6011-4(b)(2) or any predecessor regulation, and each Operating Company has properly disclosed in its Tax Returns all “reportable transactions” within the meaning of Treasury Regulations section 1.6011-4(b)(1), any predecessor regulation or any similar provision of any Applicable Law.

(k) There is no unsatisfied Liability for any Tax with respect to any notice of deficiency or similar document received by any Operating Company with respect to any Tax, other than any Liability for any Tax asserted under any such notice of deficiency or similar document which is being contested in good faith and with respect to which adequate reserves for payment have been established. There is no Encumbrance for any Tax upon any asset of any Operating Company, except any Encumbrance for any current Tax not yet due.

(l) No Operating Company has made any distribution of stock of any “controlled corporation” as such term is defined in section 355(a)(1) of the Code nor does any Operating Company have any Liability for any Tax as a result of any such distribution (whether or not made by any Operating Company), and the transactions contemplated hereby will not result in any such Tax.

(m) No Operating Company is nor has any Operating Company been a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(n) No closing agreement pursuant to section 7121 of the Code (or any predecessor provision or any similar provision of any Applicable Law) has been entered into by or with respect to any Operating Company.

(o) No Operating Company has made or entered into, nor does any Operating Company hold any asset subject to, a consent filed pursuant to former section 341(f) of the Code or any of the regulations thereunder, nor does any Operating Company hold any asset that is “tax-exempt use property” within the meaning of section 168(h) of the Code, or “tax-exempt bond financed property” within the meaning of section 168(g)(5) of the Code.

3.6 Litigation and Orders. Except as listed in Schedule 3.6, (a) there is no claim (whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator) or other Proceeding pending or, to each Seller’s and each Operating Company’s Knowledge, Threatened against any Operating Company or to which any Operating Company is a party or that is reasonably expected to adversely affect any Acquired Asset, Assumed Liability or the Business and (b) no Operating Company is subject to any Order. No Proceeding or Order has had or is reasonably likely to have a Material Adverse Effect on the Business or will materially and adversely affect any Seller’s or any Operating Company’s ability to consummate the transactions contemplated herein. No Operating Company is in default or other violation with respect to any Order. Except as listed in Schedule 3.6, to each Seller’s and each Operating Company’s Knowledge, there is no reasonable reason to believe that any Proceeding or Order may be brought or Threatened against any Operating Company or that there is any reasonable basis therefor.

3.7 Compliance with Law. At all times since January 1, 2007, each Operating Company has been operated in compliance in all material respects with all Applicable Laws (including those relating to (1) maintaining Permits required of each Operating Company to conduct its business, (2) pollution or protection of the environment and (3) occupational health, welfare and safety), except as listed in Schedule 3.7. No notice has been received by any Seller or any Operating Company since January 1, 2007 from any Governmental Authority alleging that any Operating Company is not or was not in compliance in any material respect with any Applicable Law. Each Operating Company possesses and is in compliance in all material respects with each Permit necessary for such Operating Company to own, operate and use its assets and conduct its business. The Company has delivered to Buyer a true, correct and complete copy of each such Permit, and each such Permit is listed in Schedule 3.7.

3.8 Contracts.

(a) Exhibit 1.1(a)(4), 1.1(a)(5), 1.1(b)(3) and the Assumed Real Property Lease Agreement, taken together, is a true, correct and complete list of the following Contracts to which any Operating Company (or Cornwell Corp., to the extent such Contract relates to the Business) is a party or by which any of its assets is bound (each Contract so listed or required to be so listed being a “Major Contract”) and, to the extent that a Major Contract is oral, one of such Exhibits contains an accurate description thereof, and each Major Contract is listed under a heading in such Exhibit that corresponds with the applicable clause among the following to which such Major Contract relates:

(1) each Contract regarding any employment, severance or change-of-control;

(2) each covenant not to compete that restricts in any respect the operation of the business of any Operating Company or that provides any benefit to any Operating Company;

(3) each operating lease (as lessor or lessee) of tangible personal property;

(4) each Contract to pay or receive any royalty or license fee or to license (either as licensor or licensee) any Intellectual Property (other than any non-exclusive license for the use of any commercially available off-the-shelf software which was entered into in the Ordinary Course of Business of the Company);

(5) each Contract regarding any management, personal service or consulting or other similar type of Contract (other than those that are or on the Closing Date will be terminable at will or upon not more than 30 days’ notice by any Operating Company without any Liability to any Operating Company, except Liability with respect to services rendered before the termination thereof);

(6) each Contract for the purchase by any Operating Company of any supply or product (except those entered into in its Ordinary Course of Business on an order-by-order basis where the amount thereof is less than $10,000.00 per Contract);

(7) each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract, capital lease or other similar Contract created or assumed by, or permitted to be created by written document made or accepted by, any Operating Company or any sale-leaseback arrangement pertaining to any real property or to equipment;

(8) each Contract under which any Operating Company is obligated to repay or has guaranteed any outstanding indebtedness for borrowed money or remains obligated to lend to or make any investment in (in the form of a loan, capital contribution or otherwise) any other Person;

(9) each Contract under which any Operating Company has advanced or loaned any other Person amounts for such Person exceeding $10,000.00;

(10) each outstanding power of attorney with respect to any Operating Company;

(11) each lease or sublease (whether as lessor or lessee) for the use or occupancy of real property;

(12) each Contract requiring any Operating Company to reimburse any maker of a letter of credit or banker’s acceptance;

(13) each partnership, joint venture or similar Contract;

(14) each Contract with any Affiliate of (A) any Operating Company or (B) any officer, director, governor or manager of (or any person holding a similar position with) any Operating Company;

(15) each Contract with any referral source for, or distributor, broker or reseller of, any product or service offered by any Operating Company;

(16) each Contract for any advertising or promotional service or website design or hosting;

(17) each Contract containing any form of most-favored provision in favor of any supplier or customer of any Operating Company;

(18) each Contract for the sale of any product or service offered by any Operating Company that calls for performance over a period of more than six months (other than those that are or on the Closing Date will be terminable at will or upon not more than 30 days’ notice by any Operating Company without any Liability to such Operating Company except Liability with respect to products or services ordered before the termination thereof) and each such Contract for the sale of any product or service offered by any Operating Company that deviates in any material respect from the sample customer agreement attached to Schedule 3.8(a)(18); and

(19) each other Contract not entered into in the Ordinary Course of Business of the Company.

(b) The Company has delivered to Buyer a true, correct and complete copy of each Major Contract (or, to the extent that a Major Contract is oral, an accurate description of the terms thereof is included in Exhibit 1.1(a)(4), 1.1(a)(5) or 1.1(b)(3)). With respect to each Assumed Contract, (1) such Assumed Contract is legal, valid and binding, in full force and effect and enforceable (except to the extent enforceability may be limited by any Enforcement Limitation) in accordance with its terms against the applicable Operating Company and, to each Seller’s and each Operating Company’s Knowledge, against each other party thereto, and, assuming each Operating Company and Cornwell Corp. obtains the applicable Consents, such Assumed Contract will continue to be so legal, valid, binding, in full force and effect and enforceable (except to the extent enforceability may be limited by any Enforcement Limitation) on identical terms upon the consummation of the transactions contemplated herein, (2) no Operating Company is and, to each Seller’s and each Operating Company’s Knowledge, no other party thereto is in material breach of or default under such Assumed Contract and no party thereto has given to any other party thereto notice alleging that such a breach or default occurred, (3) to each Seller’s and each Operating Company’s Knowledge, no event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or default of, or permit termination, modification, acceleration or cancellation of, such Assumed Contract or of any material right or Liability thereunder, (4) no Operating Company has waived any material right under such Assumed Contract, (5) no Operating Company has, and to each Seller’s and each Operating Company’s Knowledge, no counterparty to such Assumed Contract has terminated, modified, accelerated or canceled such Assumed Contract or any material right or Liability thereunder or communicated such party’s desire or intent to do so, (6) except as set forth on Schedule 3.8, no Operating Company has received any prepayment under such Assumed Contract for any service that has not been fully performed or good that has not been supplied (other than as is fully reflected in the Interim Balance Sheet and will be in Final Net Working Capital) and (7) if the parties to such Assumed Contract are performing under terms that have expired by the express terms of such Assumed Contract, then Schedule 3.8(a) identifies such expiration and describes the material terms under which such parties continue to perform.

3.9 Certain Assets. Each Operating Company has good and marketable title to, or a valid leasehold interest in or a valid license for, each Acquired Asset that is personal property used by it, located on any of its premises, shown on the Interim Balance Sheet or acquired by it after the Interim Balance Sheet Date or as is otherwise necessary for the conduct of the Business, free and clear of any Encumbrance other than any Permitted Encumbrance, except for any Acquired Asset disposed of in its Ordinary Course of Business since the Interim Balance Sheet Date or as listed in Schedule 3.9. Cornwell Corp. does not own, lease or license any asset necessary for the conduct of the Business other than the

Contracts listed in Exhibit 1.1(a)(5), the Contracts listed in Exhibit 1.1(b)(3) for which Cornwell Corp. is the contracting party, the Cornwell IP , each Insurance Policy (other than the AXA Insurance UK plc insurance policy held by Edifice Europe) and each Employee Plan listed as Items 1-4 in Schedule 3.16. Each such asset that is personal property has been maintained in accordance with normal applicable industry practice, is in good operating condition and repair (except normal wear and tear), is suitable and sufficient for the purposes for which it is used and presently is proposed to be used and is, to each Seller’s and each Operating Company’s Knowledge, free from defects (patent and latent). An Operating Company has exclusive possession and control of each such Acquired Asset that is personal property at the Assumed Facility.

3.10 Certain Accounts. Schedule 3.10 lists each bank account, cash account, brokerage account and other similar account in which any Operating Company has any interest.

3.11 Real Property.

(a) Schedule 3.11(a) lists all real property and all interests in real property, in each case that is leased or occupied by any Operating Company or that any Operating Company has the right to occupy, now or in the future (each, whether written or oral, being a “Real Property Lease” and any real property leased or occupied under a Real Property Lease being “Leased Real Property”). No Operating Company owns, or has ever owned, any real property.

(b) All of the land, buildings, structures and other improvements used by any Operating Company in the conduct of the Business are included in the Leased Real Property. Except for the Real Property Leases, there is no lease (including sublease) or occupancy agreement in effect with respect to any Leased Real Property. There is no pending or, to each Seller’s and each Operating Company’s Knowledge, Threatened Proceeding regarding condemnation or other eminent domain Proceeding affecting any Leased Real Property or any sale or other disposition of any Leased Real Property in lieu of condemnation. No Leased Real Property has suffered any material damage by fire or other casualty that has not been completely repaired and restored.

(c) The Company has a valid leasehold interest under each Real Property Lease, subject to any Enforcement Limitation. No Operating Company is in default or otherwise in breach under any Real Property Lease and, to each Seller’s and each Operating Company’s Knowledge, no other party is in default or otherwise in breach thereof. No party to any Real Property Lease has exercised any termination right with respect thereto. The Company has provided to Buyer a true, correct and complete copy of each Real Property Lease. Each Real Property Lease is in full force and effect (subject to any Enforcement Limitation) and constitutes the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties. All rent and other sums and charges payable by any Operating Company as tenant thereunder are current. No party to any Real Property Lease has repudiated any provision thereof and there is no dispute, oral agreement or forbearance program in effect with respect to any Real Property Lease. The Company has good title to the leasehold estate and other rights of the tenant with respect to the property affected by each Real Property Lease, free and clear of all Encumbrances, except any Permitted Encumbrance. No Operating Company has received written or, to each Seller’s and each Operating Company’s Knowledge, oral notice from any insurance company that such insurance company will require any alteration to any Leased Real Property for continuance of a policy insuring such property or the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed), to the extent that such alteration is the responsibility of any Operating Company.

(d) Except as listed in Schedule 3.11(d): (1) no Operating Company has given any mortgagee or other Person any estoppel certificate or similar instrument that would preclude assertion of any claim under any Real Property Lease, affect any right or obligation under any Real Property Lease or otherwise be binding upon any successor to any Operating Company’s position under any Real Property Lease; (2) no Operating Company has contested, and no Operating Company is currently contesting, any operating cost, real estate Tax or assessment or other charge payable by the tenant under any Real Property Lease; (3) there is no purchase option, right of first refusal, first option or other right held by any Operating Company with respect to, or any real estate or building affected by, any Real Property Lease that is not contained within such Real Property Lease; and (4) no Operating Company has exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant under any Real Property Lease or to purchase the real property subject to any Real Property Lease.

3.12 Environmental Matters.

(a) The Company has delivered to Buyer a true, correct and complete copy of all reports, Permits, authorizations, disclosures and other documents of which any Seller or any Operating Company has Knowledge relating to the status of any of the Leased Real Property or otherwise relating to the business of any Operating Company with respect to any Environmental Law.

(b) Each Operating Company has obtained each material Permit that it is or was required to obtain under any Environmental Law, and all of such Permits that are currently held by any Operating Company are listed in Schedule 3.12(b). Each Operating Company is in compliance in all material respects with all Environmental Laws and the terms and conditions of all material Permits issued with respect to such Operating Company pursuant to any Environmental Law. To each Operating Company’s and each Seller’s Knowledge, no incident, condition, change, effect or circumstance with respect to any Operating Company has occurred or exists that could reasonably be expected to prevent or interfere with such material compliance by such Operating Company in the future, including any failure to make a timely application or submission for renewal of any such Permit.

(c) There is no Environmental Claim pending or, to each Seller’s and each Operating Company’s Knowledge, Threatened against any Operating Company or against any Person whose Liability for such Environmental Claim any Operating Company has retained or assumed by Contract or under any Applicable Law. To each Operating Company’s and each Seller’s Knowledge, no incident, condition, change, effect or circumstance has occurred or exists that could reasonably be expected to form the basis of an Environmental Claim against any Operating Company or against any Person whose Liability for such Environmental Claim any Operating Company has retained or assumed by Contract or under any Applicable Law.

(d) To each Seller’s and each Operating Company’s Knowledge, there is no (1) underground storage tank located on any Leased Real Property, (2) well located on any of the Leased Real Property (regardless of whether such well is in use) or (3) asbestos contained in or forming part of any building, building component, structure or office space on any of the Leased Real Property that is in a damaged condition such that it is not in material compliance with all Environmental Laws.

(e) To each Seller’s and each Operating Company’s Knowledge, no Operating Company has installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Substance in a manner so as to create any material Liability under any Environmental Law for Buyer.

3.13 Intellectual Property.

(a) Schedule 3.13(a) lists all Intellectual Property of any Operating Company that is registered with any Governmental Authority (or with any Person that maintains domain name registrations), all applications for any such registration and the Cornwell IP. Unless otherwise indicated herein, for purposes of this Section 3.13, each reference to an Operating Company shall also include Cornwell Corp. and shall be deemed to be a representation from Cornwell Corp. regarding the Cornwell IP.

(b) Each Operating Company (excluding Cornwell Corp.) owns (free and clear of all Encumbrances, other than any Permitted Encumbrance), or has the right to use without payment of any royalty, license fee or similar fee (other than pursuant to an Assumed Contract listed in Exhibit 1.1(a)(4)), the Intellectual Property used by such Operating Company (excluding Cornwell Corp.) in the operation of its business and, assuming the Operating Companies obtain the applicable Consents, will continue to have such rights on identical terms upon the consummation of the transactions contemplated herein. Cornwell Corp. owns (free and clear of all Encumbrances, other than any Permitted Encumbrance), or has the right to use without payment of any royalty, license fee or similar fee the Cornwell IP.

(c) Except as listed in Schedule 3.13(c):

(1) (A) no Operating Company has received notice that any registered Intellectual Property has been declared unenforceable or otherwise invalid by any Governmental Authority and (B) no Intellectual Property of any Operating Company is or has been involved in any interference, reissuance, reexamination, invalidation, cancellation, opposition or similar Proceeding and, to each Seller’s and each Operating Company’s Knowledge, no such Proceeding is Threatened;

(2) no Operating Company (excluding Cornwell Corp.) has received any written or oral charge, complaint, claim, demand or notice since January 1, 2007, alleging that any use, sale or offer to sell any good or service of any Operating Company (excluding Cornwell Corp.) interferes with, infringes upon, misappropriates or violates any Intellectual Property right of any other Person, including any claim that any Operating Company (excluding Cornwell Corp.) must license or refrain from using any Intellectual Property right of any other Person or any offer by any other Person to license any Intellectual Property right of any other Person;

(3) Cornwell Corp. has not received any written or oral charge, complaint, claim, demand or notice since January 1, 2007, alleging that any use of the Cornwell IP interferes with, infringes upon, misappropriates or violates any Intellectual Property right of any other Person, including any claim that Cornwell Corp. must license or refrain from using any of the Cornwell IP; and

(4) no Operating Company or Cornwell IP is interfering with, infringing upon, misappropriating or violating the Intellectual Property of any other Person, and, to each Seller’s and each Operating Company’s Knowledge, no other Person is interfering with, infringing upon, misappropriating or violating the Intellectual Property of any Operating Company or the Cornwell IP.

(d) Except as listed in Schedule 3.13(d), each former and current employee of each Operating Company is a party to a written Contract with such Operating Company that assigns to such Operating Company all rights to all inventions, improvements, discoveries and information relating to such Operating Company, and the Company has provided a true, correct and complete copy of each such Contract, or a form thereof, to Buyer. To each Operating Company’s and each Seller’s Knowledge, no former or current employee of any Operating Company is bound by any Contract (other than with an Operating Company) that restricts or limits the scope or type of work in which such employee may be engaged, places confidentiality restrictions on such employee or requires such employee to transfer, assign or disclose information concerning such employee’s work or any proprietary rights to any Person other than an Operating Company.

(e) With respect to each issued or registered item of Intellectual Property, such Intellectual Property is: (1) in compliance with all applicable legal requirements (including: payment of filing, examination and maintenance fees; proofs of working or use; post-registration filing of affidavits of use; and incontestability and renewal applications); (2) to each Seller’s and each Operating Company’s Knowledge, valid and enforceable; and (3) not subject to any maintenance fee, Tax or action that is due within 90 days after the Closing Date.

(f) With respect to each trade secret of each Operating Company (other than Cornwell Corp.) (including each item of Intellectual Property that such Operating Company (other than Cornwell Corp.) regards as a trade secret): (1) the documentation relating to such trade secret is current, accurate and is sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual; (2) such Operating Company (other than Cornwell Corp.) has taken reasonable precautions to protect the secrecy, confidentiality and value of such trade secret; and (3) to each Seller’s and each Operating Company’s Knowledge, such trade secret has not been used, divulged or appropriated either for the benefit of any Person (other than any Operating Company (excluding Cornwell Corp.)) or to the detriment of any Operating Company (other than Cornwell Corp.).

3.14 Insurance.

(a) Schedule 3.14(a) lists the following information with respect to each insurance policy to which any Operating Company is or was at any time during the preceding three-year period a party or under which any of its assets, employees, officers, directors, managers or governors (in each such individual’s capacity as such) is or was at any time during such period a named insured or otherwise the beneficiary of coverage thereunder (each an “Insurance Policy”): (1) the name of the insurer, the name of the policyholder and the name of each covered insured; (2) the policy number and the period of coverage; and (3) an accurate description of all retroactive premium adjustments and other loss-sharing arrangements. Schedule 3.14(a) lists all self-insurance arrangements affecting any Operating Company and all obligations of any Operating Company to any other Person with respect to insurance (including such obligations under leases and service agreements).

(b) Except as listed in Schedule 3.14(b), with respect to each Insurance Policy: (1) such Insurance Policy is legal, valid, binding, enforceable and in full force and effect (subject to any Enforcement Limitation); (2) such Insurance Policy will continue to be legal, valid, binding, enforceable and in full force and effect until the Effective Time (except to the extent enforceability may be limited by any Enforcement Limitation); (3) no Operating Company or, to each Seller’s and each Operating Company’s Knowledge, any other party to such Insurance Policy is in default or otherwise in breach thereof (including regarding payment of premiums or giving of notices); and (4) to each Seller’s and each Operating Company’s Knowledge, no event has occurred that (with or without the passage of time or giving of notice) would constitute such a default or breach, or permit termination, modification, cancellation or acceleration of any right or obligation under such Insurance Policy. Each Operating Company has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period. The Insurance Policies are sufficient for compliance with all Applicable Laws and all Major Contracts. All premiums due with respect to the Insurance Policies covering all periods up to and including the date hereof have been paid.

3.15 Absence of Certain Events. Since the Annual Balance Sheet Date, (A) there has not been any Material Adverse Effect on the Business and (B) each Operating Company has been operated in its Ordinary Course of Business. Without limiting the generality of the foregoing, except as listed in Schedule 3.15, since the Annual Balance Sheet Date, no Operating Company did any of the following:

(a) (1) issued or otherwise allowed to become outstanding or acquired or pledged or otherwise encumbered any equity interest or other security of any Operating Company or right (including any option, warrant, put or call) to any such equity interest or other security, (2) declared, set aside or paid any dividend on, or made any other distribution in respect of, any of its equity interests or other securities, (3) split, combined or reclassified any of its equity interests or issued or authorized the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or made any other change to its capital structure or (4) purchased, redeemed, cancelled or otherwise acquired any equity interest or any other security of any Operating Company or any right, warrant or option to acquire any such equity interest or other security;

(b) (1) except for sales of inventory in its Ordinary Course of Business, made any sale, lease to any other Person, license to any other Person or other disposition of any material asset, (2) failed to preserve and maintain all of the Leased Real Property in substantially the same condition as existed on the Interim Balance Sheet Date, ordinary wear and tear excepted, (3) erected any new improvement on any of the Leased Real Property, (4) made any capital expenditure or purchased or otherwise acquired any material asset (other than purchases of inventory in its Ordinary Course of Business and capital expenditures that do not exceed $25,000.00 (individually or in the aggregate), licensed any intangible asset from any other Person, except non-exclusive licenses in its Ordinary Course of Business of commercially available off-the-shelf software, leased any real property from any other Person or leased any tangible personal property from any other Person, except leases of tangible personal property in its Ordinary Course of Business under which the payments do not exceed $10,000.00 (individually or in the aggregate)), (5) acquired by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, (6) disclosed any confidential, proprietary or non-public information, except as is and was reasonably protected under a customary non-disclosure Contract or (7) adopted a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(c) granted or had come into existence any Encumbrance on any material Acquired Asset, other than (1) pursuant to a Major Contract listed in Exhibit 1.1(a)(4), 1.1(a)(5) or 1.1(b)(3) or (2) any Permitted Encumbrance;

(d) (1) became a guarantor with respect to any obligation of any other Person, (2) assumed or otherwise became obligated for any obligation of any other Person for borrowed money or (3) agreed to maintain the financial condition of any other Person;

(e) (1) incurred any indebtedness for borrowed money, (2) made any loan, advance or capital contribution to, or investment in, any other Person or (3) made or pledged to make any charitable or other capital contribution;

(f) (1) except in its Ordinary Course of Business, entered into any Major Contract, or amended or terminated in any respect that is or was material and adverse to any Operating Company any Major Contract to which any Operating Company is or was a party, or (2) waived, released or assigned any material right or claim under any such Major Contract;

(g) (1) failed to prepare and timely file all Tax Returns with respect to any Operating Company required to be filed during such period or timely withhold and remit any employment Taxes with respect to any Operating Company, (2) filed any amended Tax Return, (3) made or changed any election with respect to Taxes or (4) settled or compromised any material Tax Liability, entered into any Tax closing agreement, surrendered any right to claim a refund of Taxes, waived any statute of limitations regarding any Tax, agreed to any extension of time regarding the assessment of any Tax deficiency or took any other similar action relating to any Tax;

(h) (1) adopted or changed any material accounting method or principle used by any Operating Company, except as required under GAAP or the Code or (2) changed any annual accounting period;

(i) failed to (1) keep intact the then-existing business organization of any Operating Company, (2) keep available to any Operating Company the then-existing officer and management-level employees of such Operating Company or (3) preserve, and prevent any degradation in, any Operating Company’s relationship with any of its suppliers, customers or others having material business relations with any Operating Company;

(j) (1) adopted, entered into, amended or terminated any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Plan for the benefit or welfare of any individual, (2) entered into or amended any employment arrangement or relationship with any new or existing employee that had or will have the legal effect of any relationship other than at-will employment, (3) increased any compensation or fringe benefit of any director, officer or management-level employee or paid any benefit to any director, officer or management-level employee, other than pursuant to a then-existing Plan and in amounts consistent with past practice, (4) granted any award to any director, officer or management-level employee under any bonus, incentive, performance or other compensation Plan (including the removal of any existing restriction in any Plan or award made thereunder), (5) entered into or amended any collective bargaining agreement or (6) except as required by Applicable Law or Contract that existed during such period, took any action to segregate any asset for, or in any other way secure, the payment of any compensation or benefit to any employee;

(k) amended or changed, or authorized any amendment or change to, any of its Organizational Documents;

(l) except in its Ordinary Course of Business, (1) paid, discharged, settled or satisfied any claim, obligation or other Liability (whether absolute, accrued, contingent or otherwise) or (2) otherwise waived, released, granted, assigned, transferred, licensed or permitted to lapse any right of material value; or

(m) entered into any Contract, or agreed or committed (binding or otherwise), to do any of the foregoing.

3.16 Employee Benefits.

(a) Schedule 3.16(a) lists each Employee Plan. The Company has delivered to Buyer with respect to each Employee Plan true, correct and complete copies of all current plan documents, all amendments thereto, any related trust agreements, insurance contracts or other funding arrangements, any current contracts with investment managers, recordkeepers or other service providers, all current summary plan descriptions and summaries of material modifications, the most recent annual reports (Form 5500 series), the most recent actuarial valuation report (if applicable), and the most recent IRS determination letter, where applicable. In any case where an Employee Plan does not have written plan documents, the Company has delivered to Buyer a summary of all the material terms of the Employee Plan.

(b) Each Employee Plan has been established, operated and administered in all material respects in accordance with its terms and in compliance with all Applicable Law. No Operating Company or any current or former ERISA Affiliate has, at any time since January 1, 2000, maintained or made any contributions to (or had any obligation to make contributions to) (i) any defined benefit pension plan or multiemployer pension plan that is subject to Title IV of ERISA or Section 412 of the Code or (ii)

any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). Each Operating Company has satisfied all obligations applicable to such Operating Company or any of its ERISA Affiliates under section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and each applicable state law relating to continuation of health or other coverage to any employee or former employee of such Operating Company (or any dependent or former dependent of such an employee or former employee) with respect to any qualifying event that has occurred on or before the Closing Date. Each Employee Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a current favorable determination letter (or is entitled to rely on the prototype plan sponsor’s opinion letter) from the IRS recognizing its tax-favored status, and nothing has occurred, whether by action or failure to act, that could adversely affect such Employee Plan’s qualified status.

(c) Each Operating Company and each ERISA Affiliate has made on a timely basis all contributions and payments required to be made pursuant to the terms of each Employee Plan, the Code, ERISA or other Applicable Law with respect to all periods ending on or before the Closing Date and, for all such contributions and payments with respect to any such period that are not yet due and are not made at or before the Closing Date, the amounts thereof will be properly reflected in Final Net Working Capital to the extent a Liability of any Operating Company.

(d) No representation or other statement has been made to any Person with respect to any Employee Plan that would entitle any employee or dependent to any benefit greater than or in addition to the benefits provided by the actual terms of any Employee Plan, including as to any post-retirement health or death benefit. No representation or other statement has been made to any employee or dependent that any new Plan may or will be established.

(e) No employee of any Operating Company is a party to any employment agreement or other Contract with such Operating Company or any Affiliate thereof that entitles such employee to compensation or other consideration or any benefit or increased benefit under any Employee Plan upon or as a result of the consummation of the transactions contemplated herein. The consummation of the transactions contemplated herein (alone or together with any other event) will not entitle any Person to accelerate the time of payment or vesting, or increase the amount, of any compensation or any benefit under any Employee Plan.

(f) Schedule 3.16(f) lists each Employee Plan that covers only employees of Edifice Europe or Edifice Japan (each a “Foreign Employee Plan” and collectively the “Foreign Employee Plans”). In addition to the representations above, each Foreign Employee Plan that is intended to meet requirements of Applicable Law regarding qualification or registration for tax-favored status has received notification from the appropriate Governmental Authority that it is so qualified or registered. No Foreign Employee Plan is subject to the pension plan or funding laws of any other jurisdiction. Except for benefit coverage mandated by Applicable Law, each Foreign Employee Plan can be amended or terminated by the applicable Operating Company.

3.17 Employees and Labor Relations.

(a) Except as listed in Schedule 3.17(a), with respect to each Operating Company: (1) no Operating Company has any present intention to terminate any employee’s employment; (2) to each Operating Company’s and each Seller’s Knowledge, no employee thereof is a party to any confidentiality, non-competition, proprietary rights or similar Contract between such employee and any Person other than such Operating Company that is material to the performance of such employee’s employment duties or such Operating Company’s ability (or, after Closing, that will be material to Buyer’s ability) to conduct the Business; (3) there is no collective bargaining agreement or relationship with any labor organization; (4) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (5) no union organizing or decertification effort exists or has occurred since January 1, 2007 or, to each Operating Company’s and each Seller’s Knowledge, is Threatened and no circumstance reasonably likely to result in any of the foregoing exists; (6) no labor strike, work stoppage, picketing, slowdown or other material labor dispute has occurred since January 1, 2007 or, to each Seller’s and each Operating Company’s Knowledge, is Threatened; (7) there is no workers’ compensation Liability, experience or matter that will or is reasonably likely to materially and adversely affect any Operating Company or the Buyer (other than as is accrued in the Interim Balance Sheet); (8) there is no employment-related Proceeding pending or, to each Operating Company’s and each Seller’s Knowledge, Threatened regarding an alleged violation or breach by any Operating Company (or any of its managers, officers, governors or directors) of any Applicable Law or Contract; and (9) to each Operating Company’s and each Seller’s Knowledge, no employee or agent of any Operating Company has committed any act or omission giving rise to any material Liability for any violation or breach by such Operating Company (or any of its managers, officers, governors or directors) of any Applicable Law or Contract.

(b) Schedule 3.17(b) lists, as of the date stated in such Schedule, the name, position, base compensation (including any awards under any bonus, incentive, performance or other compensation Plan and any fringe benefit or other benefit) and, for calendar year 2011, total compensation for each employee of each Operating Company. No such employee has communicated to any Operating Company any intention to terminate such employee’s employment with any Operating Company.

(c) With respect to the transactions contemplated herein, any notice required under any Applicable Law or collective bargaining agreement with respect to any employee has been given, and all bargaining obligations with any employee representative have been, or before Closing will be, satisfied. No Operating Company has implemented any plant closing or layoff of employees governed by the WARN Act or any similar Applicable Law.

(d) Each Operating Company has in its files a Form I-9 that is validly and properly completed in accordance with Applicable Law for each employee of such Operating Company with respect to whom such form is required under Applicable Law. No Operating Company has received any notice or other communication from any Governmental Authority or other Person regarding any violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing (or continuing to employ) anyone not authorized to work in the United States. For each employee of any Operating Company whose social security number (or purported social security number) that has appeared on any “no-match” notification from the Social Security Administration, such employee or such Operating Company has resolved in accordance with Applicable Law each discrepancy or non-compliance with Applicable Law with respect to such social security number (or, if applicable, such purported social security number).

3.18 Certain Business Relationships.

(a) Except as listed in Schedule 3.18(a), none of the following Persons (regardless of the capacity of such Person, including as an individual or trustee) has (a) been involved in any business arrangement or relationship (including as a party to a Contract) with any Operating Company at any time since January 1, 2007, (b) owns, licenses or leases any material asset used in the Business or (c) owns, directly or indirectly, any interest in any Person that competes with any Operating Company: (1) any Affiliate of any Operating Company or any equity holder of any Operating Company or any equity holder of any Operating Company’s Affiliates; (2) any governor, director, manager or officer of any Operating Company or of any Affiliate of any Operating Company or of any equity holder of any Operating Company or of any equity holder of any Operating Company’s Affiliates; or (3) any immediate family member of any equity holder of any Operating Company or of any such governor, director, manager or officer.

(b) All items listed in Schedule 3.18(a) are on terms comparable in all material respects to terms customary in an arms-length arrangement of such type where the termination of such Contract or transaction will not have a material adverse effect on the Financial Statements.

3.19 Brokers. None of the Sellers or any Operating Company has any obligation or other Liability to any broker, finder or similar intermediary that would cause Buyer to become liable for payment of any fee or expense with respect thereto.

3.20 Accounts Receivable. Except as set forth on Schedule 3.20, all Accounts Receivable of each Operating Company that are reflected on the Annual Balance Sheet or the Interim Balance Sheet or on the accounting records of any Operating Company as of Closing will represent at Closing valid obligations arising from sales actually made or services actually performed in its Ordinary Course of Business. To each Operating Company’s and each Seller’s Knowledge, there is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business of such Operating Company, under any Assumed Contract with any obligor of any such Accounts Receivable regarding the amount or validity of such Accounts Receivable. Schedule 3.20 lists such Accounts Receivable as of the Interim Balance Sheet Date, including the aging of such Accounts Receivable and the corresponding reserve as of the Interim Balance Sheet Date. Unless paid before Closing, such Accounts Receivable are and will be as of Closing current and fully collectible within 60 days after Closing, net of the respective reserves shown on the Interim Balance Sheet.

3.21 Powers of Attorney. Except as listed in Schedule 3.21, there is no outstanding power of attorney with respect to any Operating Company.

3.22 Service Warranties. Each service preformed by any Operating Company is and during the past seven years, was at all times when such actions occurred in material conformance with all applicable Contractual obligations, including all applicable express and implied warranties. No Operating Company has any Liability (and there is no reasonable basis for any Proceeding against any Operating Company giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for service warranty claims shown on the face of the Interim Balance Sheet. Schedule 3.22 contains copies of the standard terms and conditions for services of each Operating Company (including applicable guarantee, warranty and indemnity provisions). Except as set forth on Schedule 3.22, no service performed by any Operating Company is subject to any guarantee, warranty or other indemnity materially different from the applicable standard terms and conditions of sale and lease shown in such Schedule.

3.23 Suppliers and Customers.

(a) Largest Suppliers and Customers. Schedule 3.23(a) lists the 15 largest suppliers by dollar volume (listing the dollar volume for each) of products and services to the Business, and the 15 largest customers by dollar volume (listing the dollar volume for each) of products and services of the Business, in each case for the 12-month period ended on June 30, 2012. No Operating Company has received any communication indicating that, and, to each Seller’s and each Operating Company’s Knowledge, there are no circumstances indicating that, any such supplier or customer is terminating or materially reducing or making any materially adverse change in, or desires or intends to terminate or materially reduce or make any materially adverse change in, any aspect of its or any of its Affiliates’ business relationship with any Operating Company. No customer or supplier set forth on Schedule 3.23(a) has threatened to terminate or materially reduce any such customer or supplier’s relationship with the applicable Operating Company as a result of the consummation of the transactions contemplated herein.

(b) Trade Allowances and Other Discounts. Schedule 3.23(b) lists each trade allowance, trade in, billback, rebate, discount or similar program of or for any Operating Company for the benefit of or with any supplier or customer of any Operating Company, regardless of whether there exists any Liability to make or receive any payment thereunder.

(c) List of Customers. Schedule 3.23(c) lists any customer of products and services of each Operating Company during the six months prior to the Effective Time and listed beside each customer is the mailing address, telephone number, email address, and contact name for such customer.

3.24 Imports and Exports. Each United States and other Customs Duty with respect to each Operating Company has been paid. With respect to the imports into and exports from the United States of each Operating Company (if any), (a) adequate cash deposits and bonds have been posted with respect to all entries that are not yet liquidated and final and (b) no entry has been subjected to suspension of liquidation pursuant to antidumping or countervailing duty orders. No Operating Company is the subject of any United States Customs and Border Protection prepenalty notice or penalty claim, claim for liquidated damages or claim for redelivery of merchandise to customs custody. Each Operating Company has maintained at least five years’ worth of import records as required by sections 508 and 509 of the Tariff Act of 1930 (to the extent applicable to such Operating Company). “Customs Duty” means any Tax, tariff, fee, expense, processing charge or other impost imposed by any Governmental Authority upon any item by reason of such item’s importation into the United States or any other country.

3.25 Absence of Certain Business Practices. No Operating Company or any Person acting (or purportedly acting) for the benefit of any Operating Company has, directly or indirectly, within the preceding five years given or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any Foreign Official, foreign political party, foreign political party official or candidate for foreign political office) who was, is or may be in a position to help or hinder the Business that (a) reasonably could subject any Operating Company or any other Person to any Proceeding, (b) if not given in the past, would have or would have been reasonably likely to have materially and adversely affected any Operating Company, (c) if not continued in the future, will or is reasonably likely to materially and adversely affect an Operating Company, Buyer or the Business or subject any Operating Company or any other Person to any Proceeding or (d) was for the purpose of obtaining or retaining any business or any other business advantage. All transactions of each Operating Company have been fairly, accurately and completely recorded in its books and records. “Foreign Official” means any officer or employee of a foreign government, a public international organization or any department or agency thereof, any Person acting in an official capacity in relation to a foreign government, a member of a royal family or a member of a foreign legislative body, any employee of a state-owned enterprise and any other individual included within the definition of such term under the U.S. Foreign Corrupt Practices Act of 1977.

3.26 Indebtedness. Except for Indebtedness listed in Schedule 3.26 and ordinary course accounts and trade payables, no Operating Company will have any Indebtedness outstanding on the Closing Date. For the avoidance of doubt, none of Cornwell Corp. or any Operating Company has any Indebtedness outstanding on the date hereof with PNC Bank, National Association under the Promissory Note issued by Cornwell Corp. to PNC Bank, National Association in the principal amount of $900,000 and dated December 22, 2011, the Commercial Security Agreement between Cornwell Corp. and PNC Bank, National Association and dated December 22, 2011, or otherwise.

3.27 Computer Systems.

(a) Platform Description and Documentation. Schedule 3.27(a) lists all material Proprietary Information Technology Systems and other material Computer Systems that are being used by any Operating Company. The documentation and the source code (including its embedded commentary, descriptions and indicated authorships), the specifications and the other informational materials that describe the operation, functions and technical characteristics applicable to any such Proprietary Information Technology System (i) to each Seller’s and each Operating Company’s Knowledge, have resided in Parsippany, New Jersey at all times, (ii) to each Seller’s and each Operating Company’s Knowledge, have not been developed or modified by any Person outside the United States, and (iii) are complete in all material respects and sufficient to permit each Operating Company to support and maintain the products and services of its business as now conducted. Each Computer System used by each Operating Company substantially conforms to such Operating Company’s current functional requirements and such Computer System’s design specifications, documentation and other specifications and does and will perform substantially in accordance with the foregoing. Nothing herein shall be construed as meaning that the Proprietary Information Technology Systems (i) will operate error free and without interruption, (ii) will be compatible with any alternative environment other than an exact mirror of the hardware, network, operating system, configuration and vendor set used by the applicable Operating Company and (iii) will continue to function properly without maintenance performed in the Ordinary Course of Business of the applicable Operating Company. “Proprietary Information Technology System” means a Computer System (or portion of Computer System) that any Operating Company (either directly or through or with any other Person) has developed, customized or enhanced or is in the process of developing, customizing or enhancing. “Computer System” means any of or combination of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including voice, data or video networks) and other similar or related items of any automated, computerized or software system and any other network or system or related service that is used by or relied on by any Operating Company in the conduct of its business.

(b) Protection. Each Operating Company has all taken actions that a reasonably prudent Person in its business would take to protect against the existence of (1) any protective, encryption, security or lock-out device that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect its use of any of its Computer Systems and (2) any so-called computer virus, worm, trap or back door, Trojan horse or any other instruction, code, program, data or material (collectively, “Malicious Instructions”) that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect the operation or use by such Operating Company of any of its Computer Systems.

(c) Reliability. No Computer System has experienced any bug, failure, breakdown, continued substandard performance, data loss, data integrity problem, hacking attempt, security breach or other Malicious Instruction in the past 12 months that has caused any substantial or material disruption or interruption in or to the use of any Computer System.

3.28 Data and Privacy. Each Operating Company has complied with all Applicable Laws pertaining to data, the collection and use of data, personally identifiable information and bulk commercial faxes and e-mail (including SPAM). Each Operating Company has the right (and upon consummation of the transactions contemplated herein Buyer will have the right) to use all of the information in each of its databases.

3.29 Securities. The Company is acquiring the Stock Consideration hereunder for investment, solely for the Company’s own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act or any applicable state securities law. The Company acknowledges that none of the securities may be resold in the absence of registration, or the availability of an exemption from such registration, under the Securities Act or any applicable state securities law, and that a legend to such effect will be applied to the certificate representing shares of Buyer Common Stock issued to the Company. The Company and each Seller has such knowledge and experience in financial and business matters that the Company and each Seller is capable of reading and interpreting financial statements and evaluating the merits and risks of the prospective investment in the Buyer Common Stock and has the net worth to undertake such risks. The Company represents and warrants that the Company is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. The Company and each Seller has had access to sufficient information regarding Buyer and its business and condition to make an informed decision to acquire the Stock Consideration, including, without limitation, publicly available information filed by Buyer with the U.S. Securities and Exchange Commission (the “SEC”) and Buyer’s quarterly earnings release dated July 26, 2012.

3.30 Independent Investigation. The Company and each Seller has performed, to its, his or her satisfaction, an independent investigation, examination, analysis and verification of the business, assets, liabilities, operations, prospects and condition (financial or otherwise) of Buyer. The Company and each Seller acknowledges that it, he or she has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Buyer and has had the opportunity to visit with Buyer and meet with its representatives to discuss the foregoing matters. All materials and information requested by the Company and each Seller have been provided to the Company or such Seller (as applicable) to its, his or her reasonable satisfaction. The Company and each Seller acknowledges and agrees that in making its, his or her decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and such Seller has relied solely upon its, his or her own investigation and the express representations and warranties of Buyer set forth in Article 4 of this Agreement, and that the Company and such Seller has not relied on any representations, warranties or other statements whatsoever, whether written or oral by Buyer or any Person acting on its behalf or otherwise, other than those expressly set forth in this Agreement, and that neither the Company nor any Seller will not have any right or remedy arising out of any representation, warranty or statement not set forth in this Agreement.

3.31 Full Disclosure. To each Operating Company’s Knowledge and to each Seller’s Knowledge, as applicable, the representations and warranties contained in this Article 3 do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements and information in this Article 3 not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to each Seller and each Operating Company as follows:

4.1 Organization and Good Standing. Buyer is a duly organized and validly existing corporation in good standing under the laws of Delaware. Buyer is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership and leasing of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein. Buyer has full corporate power and authority to own and lease its properties and assets and conduct its business as now conducted and as proposed to be conducted, except where the failure to have such power or authority will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

4.2 Authority and Authorization; Conflicts; Consents.

(a) Authority and Authorization. The execution, delivery and performance of this Agreement and each Ancillary Document of Buyer or any Affiliate of Buyer have been duly authorized and approved by all necessary corporate action with respect to Buyer and each such Affiliate, and each such authorization and approval remains in full force and effect. Assuming due authorization, execution and delivery by each Seller, each Operating Company and their applicable Affiliates of this Agreement and each Ancillary Document of any Seller, any Operating Company or any of their Affiliates, this Agreement is, and each Ancillary Document of Buyer or any of its Affiliates at Closing will be, the legal, valid and binding obligation of Buyer and each such applicable Affiliate, enforceable against Buyer and each such applicable Affiliate in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation. Buyer and each such applicable Affiliate has all requisite corporate power and authority to enter into this Agreement and each Ancillary Document to be executed and delivered by Buyer or such applicable Affiliate and to consummate the transactions contemplated herein and therein to be consummated by Buyer and each such applicable Affiliate.

(b) Conflicts. Neither the execution nor delivery by Buyer of this Agreement or by Buyer or any Affiliate of Buyer of any Ancillary Document nor consummation by Buyer or any Affiliate of Buyer of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of Buyer or any such Affiliate of Buyer; (2) violate any Applicable Law or Order; or (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than Buyer to accelerate, increase, terminate, modify or cancel any right or obligation under, any Contract to which Buyer is a party, except where such breach, violation, default, conflict or right described in clause (2) or (3) above will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

(c) Consents. No consent or approval by, notification to or filing with any Person is required in connection with Buyer’s or any of its Affiliates’ execution, delivery or performance of this Agreement or any Ancillary Document of Buyer or of any of its Affiliates or Buyer’s or any of its Affiliates’ consummation of the transactions contemplated herein or therein, except for any consent, approval, notice or filing, the absence of which will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

4.3 Authorization of Shares. Buyer has taken all necessary action to permit it to issue the number of shares of Buyer Common Stock, to be issued under Section 2.2. Assuming the accuracy of the representations of each Operating Company and each Seller included herein, the Buyer Common Stock, when issued in accordance herewith, will be duly authorized, validly issued, fully paid and nonassessable and no stockholder of Buyer will have any preemptive right of subscription or purchase with respect thereof.

4.4 Brokers. Buyer has no obligation or other Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause any Operating Company or any Seller to become liable for payment of any fee or expense with respect thereto.

4.5 Buyer Information. Buyer has made available to the Company and each Seller, via the Internet at spscommerce.com, complete and correct copies of (i) Buyer’s annual report on Form 10-K for its fiscal year ended December 31, 2011, (ii) its quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2012, (iii) its proxy statements relating to meetings of, or actions taken without a meeting by, the stockholders of Buyer since December 31, 2011, (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2011 (the documents referred to in this Section 4.5, together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Buyer SEC Documents”), and (v) its earnings release dated July 26, 2012. The Buyer SEC Documents and such earnings release were true and correct and complied in all material respects as of their date of issuance with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the Buyer SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements included in the Buyer SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Buyer and any consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end adjustments.

ARTICLE 5

CERTAIN COVENANTS

5.1 Certain Actions to Close Transactions. Subject to the terms of this Agreement, each Party will use its reasonable best efforts to fulfill, and to cause to be satisfied, the conditions in Article 6 (but with no obligation to waive any such condition) and to consummate and effect the transactions contemplated herein, including to cooperate with and assist each other in all reasonable respects in connection with the foregoing.

5.2 Further Assurances. If after Closing any further action is reasonably necessary, proper or desirable to carry out any purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as any other Party reasonably requests to carry out such purpose (including that the Company will, upon Buyer’s request, take all actions necessary to transfer the registration and control of all domain names to Buyer, including the transfer of all passwords and other means of access). The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to any other Party.

5.3 Confidentiality and Publicity.

(a) Confidentiality Agreement. Subject to the other terms of this Section 5.3, the Mutual Confidentiality Agreement between Buyer and the Company, dated April 23, 2012 (the “Confidentiality Agreement”), will remain in full force and effect pursuant to its terms, except that, after the Closing Date, Information (as defined in the Confidentiality Agreement), for purposes of the obligations of Buyer under the Confidentiality Agreement, will be deemed not to refer to any information then primarily relating to the Business.

(b) Confidentiality. At all times after Closing, each Seller and each Operating Company will, and each Seller and each Operating Company will cause each of their Affiliates to, keep confidential and not disclose and not use, any confidential, proprietary or other non-public information of the Business, except to the extent such information becomes available to such Seller, such Operating Company or such Affiliate after Closing as a result of disclosure not known by such recipient to have been improper. Notwithstanding the immediately preceding sentence, if a Seller or an Operating Company or its respective employees or Affiliates are requested or required by Applicable Law or a court order (such as by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) to disclose any such information, it is agreed that such Person will provide the Buyer with prompt written notice of such request(s) so that the Buyer may seek an appropriate protective order. If, failing the entry of a protective order, a Seller or an Operating Company or their respective employees or Affiliates are, in the opinion of such Person’s counsel compelled to disclose such information under pain of liability for contempt or other censure or penalty, such Person or its employees or Affiliates may disclose only that portion of such information as is legally required without liability hereunder; provided, that such Person agrees to exercise its reasonable efforts to obtain assurance that confidential treatment will be accorded such information.

(c) Publicity. Except as stated in this Section 5.3(c), each Seller and each Operating Company will not, and each Seller and each Operating Company will cause each of their Affiliates not to, make any public release or announcement regarding this Agreement or any of the transactions contemplated herein without the prior written approval thereof of Buyer. Buyer and the Company will cooperate with each other in issuing, promptly after Closing, a joint press release (with mutually agreed upon text) that announces the Parties’ entry into this Agreement and the transactions contemplated herein generally.

(d) Transaction Confidentiality Agreements. After the Closing Date, to the extent reasonably requested by Buyer, the Company will use its reasonable best efforts to enforce the terms of each Transaction Confidentiality Agreement for Buyer’s benefit; provided that, within three Business Days after the Company informs Buyer thereof, Buyer will reimburse the Company for all reasonable costs (including reasonable attorneys’ fees and expenses) of the Company or any of its Affiliates arising out of, relating to or resulting from such enforcement. “Transaction Confidentiality Agreement” means a confidentiality agreement that the Company entered into after January 1, 2011 with any prospective purchaser (other than Buyer) of any Operating Company or the Business.

5.4 Employee Matters.

(a) Liabilities. Each Party acknowledges and agrees that, notwithstanding any other term herein or transaction contemplated hereby, (1) Buyer will not assume and will not otherwise have transferred to it any Liability of any Operating Company or of any Operating Company’s Affiliates with respect to any employee or former employee of any Operating Company or any such Affiliate (or with regard to any dependent or family member, or former dependent or family member, of such an employee or former employee), including any Liability with respect to any compensation, workers’ compensation, sick leave, vacation, other time off or other Employee Plan (other than the Foreign Employee Plans) or under or regarding COBRA, and (2) this Agreement does not create any right of employment in any individual. Without implying any limitation on any Operating Company’s Liabilities, each Operating Company will satisfy when due (A) all Liabilities described in the preceding clause (a)(1) of this Section, and (B) with respect to Liabilities under or regarding COBRA, all Liabilities to and with respect to each individual described in such clause (a)(1) who is an “M&A qualified beneficiary” with respect to the transactions contemplated herein (within the meaning of Treasury Regulation section 54.4980B-9, Q&A-4), specifically by maintaining a group health plan that will offer COBRA continuation coverage to such individuals for the maximum coverage period required under COBRA, in each case regardless of any Applicable Law that may impose or attempt to impose any such Liability on Buyer or any of its Affiliates.

(b) Insurance. If Buyer requests, then each Operating Company will cooperate with Buyer, at Buyer’s expense, by taking any action reasonably requested by Buyer (whether before, at or after Closing) with respect to any health, dental, group life, short term disability, long term disability or workers compensation insurance coverage with respect to any employee or former employee of any Operating Company, including transferring applicable group insurance policies or rights thereunder to Buyer (if permitted by the insurer and requested by Buyer), to assist Buyer in providing replacement employee benefit plan coverage or continuity for employees.

(c) Hiring of Employees. The Company acknowledges that, before Closing, the Company permitted Buyer to conduct interviews with, offer post-Closing employment to, complete employment-related documents regarding and explain Buyer’s employment-related rules and benefits to, employees of the Company. In connection with and after Closing, the Company will permit and facilitate reasonable access to all of the Company’s employees for Buyer to have the right to take any of the actions described in this Section (including continuation of the foregoing actions). On and after the Closing Date, each Seller and the Company will cooperate with Buyer with respect to each employee of the Company that Buyer wishes to hire, including by promptly terminating such employee’s employment with the Company (in connection with Closing or thereafter) and not rehiring such employee or using the services of such employee in a manner similar to employment. Nothing in this Agreement, or in any Operating Company’s past or current practices, will be deemed to obligate Buyer to continue any employment, or dictate the terms or conditions of any employment, for any period.

(d) Sales Commissions. Without implying any limitation on any Operating Company’s Liabilities, each Operating Company will satisfy in full all Liabilities of such Operating Company regarding sales commissions and similar payments to each employee, sales representative and similar Person that was employed or otherwise engaged at any time on or before the Closing Date by such Operating Company (regardless of any Applicable Law that may impose or attempt to impose any such Liability on Buyer or any of its Affiliates). Each Operating Company will determine and pay such amounts owed in a manner and at a time that causes each recipient and proposed recipient to be paid in full such that such recipients and proposed recipients are not disadvantaged (including that they are not paid less or later in time) as a direct or indirect result of the transactions contemplated in this Agreement (including that: such payments will be made in full, even if payments are made by the applicable third party after Closing and even though such recipients and proposed recipients may cease to be so employed or otherwise engaged at or after Closing; and it will be assumed (for purposes of this Section) that the purchase of the Accounts Receivable hereunder is payment by the applicable third party of all of the related obligations). No Operating Company will, or will make any effort to, directly or indirectly, by Proceeding or otherwise, collect or recover any overpayment of draws of sales commissions, or any other overpayment by such Operating Company to any Person who is a current or former employee, sales representative or similar Person of such Operating Company.

(e) No Amendment of Benefits nor Third-Party Beneficiary. Without limiting Section 8.4 or the foregoing terms of this Section 5.4, (1) no Employee Plan or other employee benefit is or will be deemed to be amended by any term hereof and (2) no Person, including any employee (or dependent thereof) of any Operating Company, is a third party beneficiary of any term of this Section 5.4.

5.5 Satisfaction of Unassumed Liabilities. After Closing, at the Company’s expense, the Company will satisfy all Liabilities of the Company (that are not Assumed Liabilities) in a manner that is not detrimental to any of the relationships of the Business (including with lessors, employees, Governmental Authorities, licensors, customers and suppliers).

5.6 Certain Tax and Unclaimed Property Matters.

(a) General Requirements for the Company. The Company will file and pay when due or cause to be so filed and paid, all Tax Returns and Taxes and unclaimed property returns and filings with respect to the Company or the Company’s operation of the Business for three closing tax periods. Buyer will file and pay when due, or cause to be so filed and paid, all Tax Returns and Taxes and unclaimed property returns and filings with respect to Buyer or Buyer’s operation of the Business.

(b) Payment of Taxes and Filing Responsibility. The Company will prepare and timely file (or cause to be prepared and timely filed) all (1) Tax Returns with respect to Edifice Europe and Edifice Japan required to be filed on, before or after the Closing Date (after taking into account extensions therefor) for Pre-Closing Tax Periods and (2) consolidated, combined or unitary Tax Returns that include Edifice Europe or Edifice Japan that are required to be filed before, on or after the Closing Date. The Company will give Buyer a copy of any Tax Return (whether original or amended) with respect to Edifice Europe or Edifice Japan prepared (or caused to be prepared) by the Company after Closing as soon as practicable after the preparation, but before the filing, thereof for Buyer’s review and comment. The Company will consider in good faith any changes to such Tax Return that are requested by Buyer. Buyer will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns with respect to Edifice Europe and Edifice Japan that the Company is not obligated to file (or cause to be filed) pursuant to this Section 5.6(b). The Company will satisfy (or cause to be satisfied) in full when due all Taxes with respect to Edifice Europe and Edifice Japan with respect to any Pre-Closing Tax Period (all of such Taxes being the “Pre-Closing Taxes”). Buyer will satisfy (or cause to be satisfied) in full when due all Tax Liabilities with respect to any period that is not a Pre-Closing Tax Period. If Buyer is required under this Section 5.6(b) to file a Tax Return that involves Pre-Closing Taxes, then no later than

10 Business Days before the filing of any such Tax Return, the Company will pay to Buyer an amount equal to the amount of Taxes shown due on such Tax Return for which the Company is obligated with respect to such Tax Return. Notwithstanding the foregoing, the Company will only be liable for any such Taxes described in this Section 5.6(b) to the extent that such Taxes exceed the sum of (1) the amount, if any, of estimated Taxes paid for such Taxes on or before the Closing Date plus (2) the amount, if any, accrued for such Taxes in Final Net Working Capital.

(c) Transfer Taxes. Notwithstanding Sections 5.6(a)-(b), the Company will file and pay when due or cause to be so filed and paid all Tax Returns regarding Transfer Taxes and all Transfer Taxes, regardless of the Person on whom such Transfer Taxes are imposed by Applicable Law. Each Party will cooperate in all reasonable respects in executing and delivering certificates that accurately set forth relevant facts to entitle any Party to exemptions from the payment of Transfer Taxes (if applicable).

(d) Cooperation. Each Party will, and each Party will cause its applicable Affiliates to, cooperate in all reasonable respects with respect to Tax and unclaimed property matters and provide one another with such information as is reasonably requested to enable the requesting Party to complete and file all Tax Returns it may be required to file (or cause to be filed) with respect to the Business, to respond to Tax audits, inquiries or other Tax Proceedings and to otherwise satisfy Tax requirements. Such cooperation also will include promptly forwarding copies (to the extent related thereto) of (1) relevant Tax notices, forms or other communications received from or sent to any Governmental Authority (whether or not requested), and (2) reasonably requested copies of all relevant Tax Returns together with accompanying schedules and related workpapers, documents relating to rulings, audits or other Tax determinations by any Governmental Authority and records concerning the ownership and Tax basis of property.

5.7 Covenant Not to Compete and Related Covenants.

(a) To further ensure that Buyer receives the expected benefits of acquiring the Business, the Company and each Seller agrees that (subject to the other terms of this Section 5.7), throughout the period that begins at the Effective Time and ends on the fifth anniversary of the Closing Date (the “Non-Compete Period”), the Company and each Seller will not, and the Company and each Seller will cause each Affiliate of the Company and such Seller not to, directly or indirectly,

(1) own, operate, be a partner, stockholder, co-venturer or otherwise invest in, lend money to, consult with, manage or render services to, act as agent for, license any Intellectual Property to, or acquire or hold any interest in, any Person that collects, analyzes, sells, markets, provides or distributes point-of-sale data or electronic data interchange anywhere in the world, except that nothing herein prohibits the Company, such Seller or any Affiliate of the Company or such Seller from owning or holding less than 1% of the outstanding shares of any class of stock that is regularly traded on a recognized domestic or foreign securities exchange or over-the-counter market or holding the Stock Consideration;

(2) employ or attempt to employ any individual who is now or later becomes a director, officer or employee of Buyer, Edifice Europe, Edifice Japan or any of their Affiliates or otherwise interfere with or disrupt any such employment relationship (contractual or other) of Buyer, Edifice Europe, Edifice Japan or any of their Affiliates;

(3) (A) solicit, request, advise or induce any then-current or potential customer, supplier or other business contact of Buyer, Edifice Europe, Edifice Japan or any of their Affiliates to cancel, curtail or otherwise adversely change its business or relationship with Buyer, Edifice Europe, Edifice Japan or any of their Affiliates or (B) fail to refer all material customer inquiries relating to the Business to Buyer; or

(4) criticize or disparage in any manner or by any means (whether written or oral, express or implied) Buyer, Edifice Europe, Edifice Japan or any of their Affiliates or any aspect of Buyer’s, Edifice Europe’s, Edifice Japan’s or any of their Affiliate’s management, policies, operations, products, services, practices or personnel.

(b) The Company and each of the Sellers specifically acknowledge and agree that (1) this Section 5.7 is reasonable and necessary to ensure that Buyer receives the expected benefits of acquiring the Business, (2) Buyer has refused to enter into this Agreement in the absence of this Section 5.7 and (3) breach of this Section 5.7 will harm Buyer to such an extent that monetary damages alone would be an inadequate remedy and Buyer would not have an adequate remedy at law. Therefore, in the event of a breach by the Company or any Seller of this Section 5.7, (A) Buyer (in addition to all other remedies Buyer may have) will be entitled to seek an injunction and other equitable relief (without posting any bond or other security) restraining the Company or such Seller (as applicable) from committing or continuing such breach and to enforce specifically this Agreement and its terms and (B) for the Company or such Seller (as applicable), the duration of the Non-Compete Period will be extended beyond its then-scheduled termination date for a period equal to the duration of such breach.

5.8 Intercompany Accounts. Each Operating Company will cause all intercompany accounts in effect immediately before the Effective Time between each Operating Company, on the one hand, and any equity holder of any Operating Company or any of such equity holder’s Affiliates, on the other hand, in each case that after the Effective Time will relate to any Acquired Asset, Assumed Liability or the Business, to be paid in full at or before Closing.

5.9 Name Change. Within 20 Business Days after the Closing Date, the Company will and will cause each of its Affiliates to (a) amend its applicable Organizational Documents, and take all other actions necessary, to change its name and all names under which it does business to a name that does not include any Restricted Word and (b) give to Buyer a true, correct and complete copy of the filings with the applicable Governmental Authorities showing that such name changes occurred. “Restricted Word” means any of the following: (1) the word “Edifice”; (2) any word that is a variation of such word or any word that is confusingly similar to such word; or (3) any word that could reasonably be expected to imply any affiliation with Buyer, Edifice Europe, Edifice Japan or any of their Affiliates. Within 15 Business Days after the Closing Date and at all times thereafter, the Company will and will cause each of its Affiliates to not use a name that includes any Restricted Word, including on letterhead or other correspondence, employee business cards, accounts or signage.

5.10 Items to Proper Party. After Closing, each Party will promptly deliver to the proper Party any mail or other communications, monies, checks or other instruments of payment received by such Party that belong to such other Party or to which such other Party is entitled.

5.11 Insurance and Insurance Proceeds. If after Closing, Buyer reasonably determines that any Liability that is an Assumed Liability or Loss with respect to any Acquired Asset, Assumed Liability or the Business is covered by any insurance policy of the Company (or any Affiliate of the Company), then Buyer may give a notice to the Company that states such determination and describes the foregoing in reasonable detail. If Buyer gives such a notice and the Company (or its applicable Affiliate) has insurance policies in place, then the following will apply:

(a) The applicable Parties will cooperate in all reasonable respects to determine if the following conditions are satisfied: (A) such Liability or Loss is covered by any such insurance policy of the Company (or any of its Affiliates), and (B) the Company (or any of its Affiliates) has the right to obtain any insurance proceeds with respect thereto.

(b) If all of the conditions in the preceding clause (a) are satisfied or there is a reasonable likelihood that all of such conditions are satisfied, then, at Buyer’s expense, the Company will use commercially reasonable efforts to obtain such proceeds from the provider of such insurance.

(c) To the extent the Company (or any of its Affiliates) actually recovers any such insurance proceeds (which, for the avoidance of doubt, would be the amount in excess of any deductible, retention or self-insurance amount), then the Company will pay (or cause such Affiliate to pay) to Buyer an amount equal to the difference (if positive) of (A) such amount of such recovered proceeds (but not to exceed the amount of such Liability or Loss) minus (B) the costs and expenses of the Company (or any of its Affiliates) incurred in connection with the foregoing (to the extent not already reimbursed by Buyer), including with respect to any Tax.

5.12 Maintenance of Existence. The Company will preserve and maintain its corporate existence in good standing under Applicable Law of the State of New Jersey for a period of at least five years after the Closing Date.

5.13 Collection of Acquired Receivables. The Company hereby grants to Buyer the right and authority to collect for Buyer’s own account all Accounts Receivable and other amounts that are included in the Acquired Assets and to endorse with the name of the Company any checks, drafts or similar instruments received with respect to any of the foregoing.

5.14 Bulk Sales Laws. Without implying any limitation on any Party’s other obligations hereunder, including Section 5.2 and 7.1(g), each Party hereby waives compliance with each Applicable Law relating to bulk sales or bulk transfer applicable to any Acquired Asset or transaction contemplated hereby.

5.15 SEC and National Securities Exchange Requirements. Each Party will cooperate with each other in all reasonable respects to fulfill any applicable requirement of the SEC or any national securities exchange in connection with the transactions contemplated herein, including to perform in sufficient time to meet any applicable filing deadline that any of them or any of their Affiliates may have. The Company and each Seller permit Buyer to disclose any information regarding this Agreement or any of the transactions contemplated herein in connection with Buyer’s filing obligations with the SEC, including the filing of a copy of this Agreement and the Company’s financial statements.

5.16 Sellers Agent.

(a) Without any further act of any Seller, John Cornwell or any successor to such individual appointed pursuant to this Section is hereby irrevocably appointed as agent and true and lawful attorney-in-fact for each Seller with full power of substitution or resubstitution, solely for the purposes set forth herein, such appointment being coupled with an interest and irrevocable. Sellers Agent will act as the representative of each Seller, and is authorized to act on behalf of each Seller under this Agreement, the Escrow Agreement or any other Ancillary Document or in connection with any transaction contemplated herein or therein, including receipt of any notice or service of process in connection with any claim under this Agreement (all of which will be deemed delivered or served upon all Sellers upon delivery to Sellers Agent). Each Seller will be bound by all actions taken by the Sellers Agent in his capacity thereof. Sellers Agent will, in a reasonably prompt manner, provide written notice to each Seller of any action taken by Sellers Agent pursuant to the authority delegated Sellers Agent under this Section. Sellers Agent will at all times act in his capacity as Sellers Agent in a manner that Sellers Agent believes to be in the best interest of Sellers taken as a whole. Neither Sellers Agent nor any of his agents or employees will be liable to any Person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of his bad faith or willful misconduct. Sellers Agent may consult with legal counsel, independent public accountants and other experts selected by him and will not be liable for any action taken or omitted to be taken in good faith by Sellers Agent in accordance with the advice of such counsel, accountants or experts. As to any matters not expressly provided for in this Agreement, Sellers Agent will not be required to exercise any discretion or take any action. Each Seller severally will indemnify and hold harmless and reimburse Sellers Agent from and against such Seller’s pro rata share of any and all Liabilities, losses, damages, claims, costs, or expenses suffered or incurred by Sellers Agent arising out of, relating to or resulting from any action taken or omitted to be taken by Sellers Agent under this Agreement, other than such Liabilities, losses, damages, claims, costs or expenses arising out of, relating to or resulting from Sellers Agent’s bad faith or willful misconduct. In all matters relating to this Section, Sellers Agent will be the only party entitled to assert the rights of Sellers. Notwithstanding the following sentence, Buyer and the Escrow Agent will be entitled to rely on all statements, actions, representations and decisions of Sellers Agent as being the binding acts of all Sellers or any of them, notwithstanding any communication from any Seller to the contrary (other than communication regarding termination or replacement of Sellers Agent pursuant to the Escrow Agreement and this Section). By executing and delivering this Agreement, each Seller confirms and ratifies all that Sellers Agent will do or cause to be done in good faith as Sellers Agent.

(b) Sellers Agent may resign upon written notice to Sellers. Sellers Agent may be changed or replaced by the vote of the holders of a majority of the voting power of Cornwell Corp. upon written notice to Sellers Agent. Any vacancy in the position of Sellers Agent may be filled by approval of the holders of a majority of the voting power of Cornwell Corp. No bond will be required of Sellers Agent. Notices or communications to or from Sellers Agent will constitute notice to or from each Seller.

(c) Sellers Agent will have no power or authority to bind Buyer, and Buyer will not have any Liability to any Person for any act or omission by Sellers Agent.

(d) Notwithstanding any term herein, Buyer’s obligation with respect to any payment to or for or for the benefit of any Seller under this Agreement or the Escrow Agreement is to make such payment to Sellers Agent (or as Sellers Agent directs) and the Escrow Agent, as described herein and in the Escrow Agreement. If such payment is properly made, then Buyer will have no other responsibility or Liability with respect thereto and Buyer will be entitled to rely conclusively and without independent verification on Sellers Agent making further payment, and Sellers Agent will make all of such payments, each in the proper amount, to the proper Persons.

5.17 Auditor Written Consent. The Parties agree to use commercially reasonable efforts to obtain written consent to the incorporation by reference of that certain report dated July 17, 2012 in the registration statements of Buyer to be filed with the SEC, dated within five Business Days before such filing and in a form reasonably satisfactory to Buyer, from Grant Thornton LLP, Buyer’s independent auditor.

ARTICLE 6

CLOSING AND CLOSING DELIVERIES

6.1 Closing. Closing of the transactions contemplated herein (“Closing”) will take place at the offices of Faegre Baker Daniels LLP in Minneapolis, Minnesota, beginning at 9:00 a.m. Central Time on the date hereof (the “Closing Date”). Closing will be effective as of 11:59 p.m. Central Time on the day after the Closing Date (the “Effective Time”). All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document. To the extent the Parties agree, documents may be delivered at Closing by facsimile or other electronic means, and (except as so agreed) the receiving Party may rely on the receipt of such documents so delivered as if the original had been received.

6.2 Closing Deliveries by Operating Companies and Sellers. At Closing, each Operating Company and Sellers will deliver, or cause to be delivered, to Buyer (or as Buyer or this Agreement otherwise directs), the following:

(a) a Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit 6.2(a), dated the Closing Date (the “Bill of Sale”), executed by the Company;

(b) the Escrow Agreement, dated the Closing Date and executed by the Company and Wells Fargo Bank, National Association, a national banking association (the “Escrow Agent”);

(c) [Intentionally Omitted];

(d) an officer’s certificate of a duly authorized officer of Cornwell Corp., in a form approved in advance by Buyer (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer, certifying (1) that attached thereto is a true, correct and complete copy of the Organizational Documents of Cornwell Corp., in each case as are then in full force and effect, and (2) that attached thereto is a true, correct and complete copy of the resolutions of the Board of Directors of Cornwell Corp. authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of Cornwell Corp. and the transactions contemplated herein and therein, in each case as are then in full force and effect;

(e) an officer’s certificate of a duly authorized officer of the Company, in a form approved in advance by Buyer (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer, certifying (1) that attached thereto is a true, correct and complete certified copy of the Organizational Documents of the Company, in each case as are then in full force and effect, and (2) that attached thereto is a true, correct and complete copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of the Company and the transactions contemplated herein and therein, in each case as are then in full force and effect;

(f) an officer’s certificate of a duly authorized officer of Edifice Europe, in a form approved in advance by Buyer (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer, certifying (1) that attached thereto is a true, correct and complete certified copy of the Organizational Documents of Edifice Europe, in each case as are then in full force and effect, and (2) that attached thereto is a true, correct and complete copy of the resolutions of the Board of Directors (or equivalent governing body) of Edifice Europe authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of Edifice Europe and the transactions contemplated herein and therein, in each case as are then in full force and effect;

(g) an officer’s certificate of a duly authorized officer of Edifice Japan, in a form approved in advance by Buyer (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer, certifying (1) that attached thereto is a true, correct and complete certified copy of the Organizational Documents of Edifice Japan, in each case as are then in full force and effect, and (2) that attached thereto is a true, correct and complete copy of the resolutions of the Board of Directors (or equivalent governing body) of Edifice Japan authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of Edifice Japan and the transactions contemplated herein and therein, in each case as are then in full force and effect;

(h) employment agreements between Buyer and certain mutually agreed upon employees of the Company, each dated on or before the Closing Date and in a form approved in advance by Buyer (such approval not to be unreasonably withheld);

(i) [Intentionally Omitted];

(j) each Consent, each dated on or before the Closing Date and in a form reasonably satisfactory to Buyer; provided that notwithstanding anything to the contrary herein, Buyer acknowledges and agrees that the obtainment of the Consents necessary to transfer the Unassignable Contracts shall not be a condition to the Closing;

(k) [Intentionally Omitted];

(l) UCC-3 termination statements with respect to financing statements filed against the Company or any of the Acquired Assets excluding financing statements arising from Permitted Encumbrances;

(m) a good standing certificate, dated within five Business Days before Closing, from the Secretary of State of the State of New Jersey and each jurisdiction in which the Company is qualified to do business, stating that the Company is in good standing therein;

(n) [Intentionally Omitted];

(o) each Operating Company will have in its files, at its headquarters offices, a Form I-9 that is validly and properly completed in accordance with Applicable Law for each employee of such Operating Company with respect to whom such form is required under Applicable Law. For each employee of any Operating Company whose social security number (or purported social security number) appeared on any “no-match” notification from the Social Security Administration, such employee or such Operating Company will have resolved in accordance with Applicable Law each discrepancy or non-compliance with Applicable Law with respect to such social security number (or, if applicable, such purported social security number);

(p) an assignment and assumption agreement regarding the Assumed Real Property Lease, dated on or before the Closing Date in a form reasonably satisfactory to Buyer;

(q) all documents necessary to sell, convey, transfer and assign to Buyer each Permit listed in Exhibit 1.1(a)(15), dated the Closing Date, executed by the applicable Operating Company and any required Governmental Authority;

(r) [Intentionally Omitted];

(s) a local sale and purchase agreement relating to the sale by the Company of all issued and outstanding capital stock of Edifice Europe to SPS International, in a form approved in advance by Buyer (such approval not to be unreasonably withheld) and executed by the Company, and all certificates representing the shares of capital stock of Edifice Europe, duly endorsed in blank or accompanied by an Assignment Separate from Certificate, dated the Closing Date and executed by the Company, in a form suitable for transferring such shares to SPS International, in the records of Edifice Europe and approved in advance by Buyer (such approval not to be unreasonably withheld);

(t) a local sale and purchase agreement relating to the sale by the Company of all issued and outstanding membership interests of Edifice Japan to SPS International, in a form approved in advance by Buyer (such approval not to be unreasonably withheld) and executed by the Company, and an assignment of all outstanding membership interests of Edifice Japan, dated the Closing Date and executed by the Company, in a form suitable for transferring such membership interests to SPS International, in the records of Edifice Japan and approved in advance by Buyer (such approval not to be unreasonably withheld);

(u) the written resignation (or documentation reasonably satisfactory to Buyer showing the removal) of each director and officer of (or any person holding a similar position with) Edifice Europe and Edifice Japan, with each such resignation (or removal) effective no later than the Effective Time;

(v) the true, correct and complete minute books and ownership records of Edifice Europe and Edifice Japan;

(w) a waiver and release from each Seller for the benefit of Edifice Europe and Edifice Japan, each dated the Closing Date and executed by each such Seller, in a form approved in advance by Buyer (such approval not to be unreasonably withheld);

(x) a services agreement between Edifice R.D., S.r.l., a company organized under the laws of the municipality of de Salvaleon de Higuey and Buyer, dated on or before the Closing Date in a form reasonably satisfactory to Buyer;

(y) all other documents as Buyer may reasonably request to facilitate the consummation of the transactions contemplated herein;

(z) an assignment from Cornwell Corp. to Buyer of the Cornwell IP in a form acceptable for recording with the United States Patent and Trademark Office (or other applicable jurisdiction) and otherwise satisfactory in form and substance to Buyer; and

(aa) all other documents and items required by this Agreement to be delivered, or caused to be delivered, by any Operating Company or any Seller at Closing.

6.3 Closing Deliveries by Buyer. At Closing, Buyer will deliver, or cause to be delivered, to the Company (or as the Company or this Agreement otherwise directs), the following:

(a) payment of the Initial Purchase Price, pursuant to Article 2;

(b) the Bill of Sale, executed by Buyer;

(c) the Escrow Agreement, dated the Closing Date and executed by Buyer and the Escrow Agent;

(d) an officer’s certificate of a duly authorized officer of Buyer, in a form approved in advance by the Company (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer, certifying that attached thereto is a true, correct and complete copy of the Buyer’s Certificate of Incorporation, Bylaws and the resolutions of the Board of Directors of Buyer, in each case authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of Buyer and the transactions contemplated herein and therein, in each case as are then in full force and effect;

(e) a local sale and purchase agreement relating to the sale by the Company of all issued and outstanding capital stock of Edifice Europe to SPS International;

(f) a local sale and purchase agreement relating to the sale by the Company of all issued and outstanding membership interests of Edifice Japan to SPS International;

(g) all other documents as the Company may reasonably request to facilitate the consummation of the transactions contemplated herein; and

(h) all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Buyer at Closing.

ARTICLE 7

INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES

7.1 Indemnification by the Company and Sellers. Subject to the other terms of this Article 7, the Company and each Seller, jointly and severally, will indemnify, defend and hold harmless Buyer and each of Buyer’s Other Indemnified Persons from and against all Losses arising out of, relating to or resulting from, directly or indirectly, any:

(a) breach of any representation or warranty made by any Operating Company or any Seller herein or in any Ancillary Document of any Operating Company or any Seller;

(b) breach of any covenant or agreement of any Operating Company or any Seller herein or in any Ancillary Document of any Operating Company or any Seller;

(c) conduct of the Business or ownership, use, condition, possession or operation of any of the Acquired Assets before Closing (but excluding any Assumed Liability);

(d) ownership or operation of Edifice Europe and Edifice Japan or any business or asset of Edifice Europe or Edifice Japan before Closing;

(e) Liability of the Company or any Seller that is not an Assumed Liability (including any Liability that becomes or purportedly becomes a Liability of Buyer or any of Buyer’s Other Indemnified Persons under any common law doctrine of de facto merger, under any successor liability, under any Applicable Law or under any similar doctrine, legal principle or requirement);

(f) Excluded Asset;

(g) failure of any Party (including Buyer), in connection with the transactions contemplated herein, to comply with any Applicable Law relating to bulk sales or bulk transfer or any Tax law, rule or regulation relating to the obligations of a seller or buyer of assets in bulk transfer; or

(h) Proceeding arising out of, relating to or resulting from any of the foregoing.

7.2 Indemnification by Buyer. Subject to the other terms of this Article 7, Buyer will indemnify, defend and hold harmless the Company and each Seller and each of the Company’s and each Seller’s Other Indemnified Persons from and against all Losses arising out of, relating to or resulting from, directly or indirectly, any:

(a) breach of any representation or warranty made by Buyer herein or in any Ancillary Document of Buyer;

(b) breach of any covenant or agreement of Buyer herein or in any Ancillary Document of Buyer;

(c) ownership, use, possession or operation of any Acquired Asset after Closing or the condition of any Acquired Asset to the extent such condition first exists after Closing, other than any such Losses for which the Company or any Seller is obligated to provide indemnification under Section 7.1 (or for which the Company or any Seller would have been obligated to provide indemnification under Section 7.1 but for any limitation contained elsewhere in this Article 7);

(d) Assumed Liability; or

(e) Proceeding arising out of, relating to or resulting from any of the foregoing.

7.3 Certain Limitations and Other Matters Regarding Claims.

(a) Deductible on the Company’s and Sellers’ Obligations. None of the Company or any Seller will have any obligation under Section 7.1(a) (or 7.1 (h) to the extent incident to 7.1(a)), unless and until the aggregate amount of Losses for which the Company or any Seller is obligated thereunder exceeds $75,000.00 (the “Deductible”), and then only for the amount of such Losses in excess of the Deductible, subject to the other terms of this Article 7.

(b) Cap on the Company’s and Sellers’ Obligations. The Company’s and Sellers’ obligations under Section 7.1(a) (or 7.1(h) to the extent incident to 7.1(a)), in the aggregate, will not exceed an amount equal to $5,700,000.00 (the “Cap”), subject to the other terms of this Article 7.

(c) Deductible on Buyer’s Obligations. Buyer will not have any obligation under Section 7.2(a) (or 7.2(c) to the extent incident to 7.2(a)), unless and until the aggregate amount of Losses for which Buyer is obligated thereunder exceeds the Deductible, and then only for the amount of such Losses in excess of the Deductible, subject to the other terms of this Article 7.

(d) Cap on Buyer’s Obligations. Buyer’s obligations under Section 7.2(a) (or 7.2(c) to the extent incident to 7.2(a)), in the aggregate, will not exceed an amount equal to the Cap, subject to the other terms of this Article 7.

(e) Certain Treatment of Special Representations. Notwithstanding the foregoing terms of this Section, Section 7.3(a), 7.3(b), 7.3(c) or 7.3(d) will not limit any Liability with respect to any Special Representation. “Special Representation” means any representation or warranty (A) in Section 3.1 (Organization and Good Standing), 3.2 (Capitalization), 3.3 (Authority and Authorization; Conflicts; Consents), 3.5 (Taxes), 3.13 (Intellectual Property), 3.16 (Employee Benefits), 3.26 (Indebtedness), 3.27 (Computer Systems), 4.1 (Organization and Good Standing), 4.2 (Authority and Authorization; Conflicts; Consents) or 4.3 (Authorization of Shares) or (B) that is fraudulently made.

(f) Knowledge Not Limiting. No right or obligation under this Article 7 will be waived or otherwise affected by any knowledge (of any form or type) of Buyer or by any investigation, due diligence or verification by or on behalf of Buyer at or before Closing. All representations, warranties, covenants and agreements herein will be deemed material and relied upon by each Party, and none will be waived by any failure to pursue any action or consummation of the transactions contemplated herein, except to the extent stated herein.

(g) Nature of the Company’s and Sellers’ Obligations. The representations, warranties, covenants and agreements, and all associated rights to indemnification of the Company and the Sellers in this Agreement are joint and several obligations.

(h) Exclusive Remedy. The Parties hereto acknowledge and agree that, except with respect to (i) claims of fraud or willful misconduct, (ii) equitable relief in connection with a breach of Section 5.3 or 5.7 of this Agreement or (iii) the Arbitrator under Section 2.3 (which, for the avoidance of doubt does not preclude any remedy under this Article 7 for any breach hereof), the indemnification provisions in this Article 7 shall be the exclusive remedy of the Parties for any and all Losses with respect to this Agreement and the transactions contemplated hereby.

7.4 Certain Survival Periods.

(a) Survival of Representations and Warranties. Subject to Section 7.4(b), each representation or warranty herein will survive the execution and delivery of this Agreement and remain in full force and effect until the date that is 15 months after the Closing Date, at which time such representation or warranty will expire and terminate and no indemnification obligation will be associated therewith or based thereon, except that each Special Representation will survive until all Liability hereunder relating thereto is barred by all applicable statutes of limitation.

(b) Survival of Representations and Warranties Until Final Determination. Notwithstanding Section 7.4(a), for each claim for indemnification hereunder regarding a representation or warranty that is made before expiration of such representation or warranty, such claim and associated right to indemnification (including any right to pursue such indemnification, including via any Proceeding) will not terminate before final determination and satisfaction of such claim.

(c) Survival of Covenants and Agreements. Each covenant and agreement (i.e., other than representations and warranties) herein, and all associated rights to indemnification, will survive Closing and will continue in full force thereafter until all Liability hereunder relating thereto is barred by all applicable statutes of limitation, subject to any applicable limitation stated herein.

7.5 Notice of Claims and Procedures.

(a) Notice of Claims. A Party entitled to indemnification hereunder (the “Claiming Party”) will give the Party obligated to provide such indemnification (the “Indemnifying Party”) prompt notice of any claim, for which such Claiming Party proposes to demand indemnification, (1) by a Person that is not a Party nor an Other Indemnified Person (such a claim being a “Third Party Claim” and such notice of such Third Party Claim being the “Initial Claim Notice”) or (2) that does not involve a Third Party Claim, in each case specifying the amount and nature of such claim (to the extent known). Thereafter, the Claiming Party will give the Indemnifying Party, promptly after the Claiming Party’s (or any of its applicable Other Indemnified Person’s) receipt or delivery thereof, copies of all documents (including court papers) received or delivered by the Claiming Party (or any such Other Indemnified Person) relating to any such Third Party Claim. The failure to promptly give such notice or to promptly give such copies will not relieve the Indemnifying Party of any Liability hereunder, except if the Indemnifying Party was materially prejudiced thereby, but only to the extent that the Indemnifying Party demonstrates that it was materially prejudiced thereby.

(b) Access and Cooperation. Each Party will, and will cause its Other Indemnified Persons to, cooperate and assist in all reasonable respects regarding such Third Party Claim, including by promptly making available to such other Party (and its legal counsel and other professional advisers with a reasonable need to know) all books and records of such Person relating to such Third Party Claim, subject to reasonable confidentiality precautions.

(c) Defense and Participation Regarding Third Party Claims. This Section 7.5(c) relates only to Third Party Claims.

(1) Election to Conduct Defense. Promptly after receiving an Initial Claim Notice under Section 7.5(a), the Indemnifying Party will have the option to conduct the Defense of such Third Party Claim, at the expense of the Indemnifying Party, except if (A) the aggregate amount of the potential obligations of the Claiming Party (or its Other Indemnified Persons) regarding such Third Party Claim exceeds the maximum obligations of the Indemnifying Party under this Agreement regarding such Third Party Claim, (B) it is reasonably likely that such Third Party Claim will adversely affect the Claiming Party (or any of its Other Indemnified Persons), other than as a result of money damages, or (C) the Indemnifying Party fails to provide the Claiming Party with evidence reasonably satisfactory to the Claiming Party that the Indemnifying Party has the financial resources to actively and diligently conduct the Defense of such Third Party Claim and fulfill the Indemnifying Party’s indemnification obligations hereunder with respect thereto. To elect to conduct such Defense, the Indemnifying Party must give written notice of such election to the Claiming Party within 10 days (or within the shorter period, if any, during which a Defense must be commenced for the preservation of rights) after the Claiming Party gives the corresponding Initial Claim Notice to the Indemnifying Party (otherwise, such right to conduct such Defense will be deemed waived). If the Indemnifying Party validly makes such election, it will nonetheless lose such right to conduct such Defense if it fails to continue to actively and diligently conduct such Defense.

(2) Conduct of Defense, Participation and Settlement. If the Indemnifying Party conducts the Defense of such Third Party Claim, then (A) the Claiming Party may participate, at its own expense (except that the Indemnifying Party will be responsible for the fees and expenses of the Claiming Party’s counsel (but not more than one law firm per jurisdiction) if the Claiming Party reasonably concludes that counsel to the Indemnifying Party has a conflict of interest), in such Defense (including any Proceeding regarding such Third Party Claim) and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such Defense, (B) the Indemnifying Party will keep the Claiming Party reasonably informed of all matters material to such Defense and Third Party Claim at all stages thereof, (C) the Claiming Party will not (and will cause its Other Indemnified Persons not to) admit Liability with respect to, or compromise or settle, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld), (D) there will be no compromise or settlement of such Third Party Claim without the consent of the Claiming Party (which consent will not be unreasonably withheld) and (E) the Indemnifying Party’s election to conduct the Defense of such Third Party Claim will conclusively establish the Indemnifying Party’s obligation to indemnify the Claiming Party with respect to such Third Party Claim hereunder.

(3) Indemnifying Party Does Not Conduct Defense. If the Indemnifying Party does not have the option to conduct the Defense of such Third Party Claim or does not validly elect such option or does not preserve such option (including by failing to commence such Defense within 10 days following receipt of such Initial Claim Notice or within the shorter period, if any, during which a Defense must be commenced for the preservation of rights), then the Claiming Party may conduct the Defense of such Third Party Claim in any manner that the Claiming Party reasonably deems appropriate, at the expense of the Indemnifying Party (subject to the other limitations of this Article 7), and the Claiming Party will have the right to compromise or settle such Third Party Claim without the consent of the Indemnifying Party.

7.6 Escrow. To secure the indemnification obligations of the Company and each Seller under this Agreement, the Escrowed Shares will be deposited into an escrow account (the “Escrow Account”) pursuant to Section 2.2(a) and the terms of an Escrow Agreement in a form mutually agreeable to the Company, Buyer and the Escrow Agent (the “Escrow Agreement”). Disbursements from the Escrow Account will occur pursuant to the terms of this Agreement and the Escrow Agreement.

ARTICLE 8

CERTAIN GENERAL TERMS AND OTHER AGREEMENTS

8.1 Notices. All notices or other communications required or permitted to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by United States registered or certified mail or (c) sent by nationally recognized overnight delivery service for next Business Day delivery, in each case as follows:

(1) if to the Company or any Seller, to: Edifice Information Management Systems, Inc. 794 West Shore Drive Kinnelon, New Jersey 07405 Attn: John H. Cornwell	with a copy to: SorinRand LLP Two Tower Center Boulevard, 24th Floor East Brunswick, New Jersey 08816 Attn: David J. Sorin

(2) if to Buyer, to: SPS Commerce, Inc. 333 South Seventh Street, Suite 1000 Minneapolis, Minnesota 55402 Attn: Chief Executive Officer	with a copy to: Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 Attn: Jonathan R. Zimmerman

Such notices or communications will be deemed given (A) if so delivered by hand, when so delivered, (B) if so sent by mail, three Business Days after mailing, or (C) if so sent by overnight delivery service, one Business Day after delivery to such service. A Party may change the address to which such notices and other communications are to be given by giving each other Party notice in the foregoing manner.

8.2 Expenses. Except as is expressly stated otherwise herein, each Party will bear its own costs and expenses incurred in connection with the transactions contemplated herein.

8.3 Interpretation; Construction. In this Agreement:

(a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;

(b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear);

(c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;

(d) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(e) unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;

(f) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”;

(g) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item;

(h) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto;

(i) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;

(j) all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;

(k) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;

(l) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; and

(m) the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

8.4 Parties in Interest; No Third-Party Beneficiaries. There is no third party beneficiary hereof and nothing in this Agreement (whether express or implied) will or is intended to confer any right or remedy under or by reason of this Agreement on any Person (including any employee), except each Party and their respective permitted successors and assigns.

8.5 Governing Law. This Agreement will be construed and enforced in accordance with the substantive laws of the State of Minnesota without reference to principles of conflicts of law.

8.6 Jurisdiction, Venue and Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF MINNESOTA, IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND TO THE RESPECTIVE COURT TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURT MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH PROCEEDING.

8.7 Entire Agreement; Amendment; Waiver. This Agreement, including the Schedules and the Ancillary Documents, constitutes the entire Agreement between the Parties pertaining to the subject matter herein and supersedes any prior representation, warranty, covenant or agreement of any Party regarding such subject matter. No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party (except as contemplated in Section 8.9). Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver. No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

8.8 Assignment; Binding Effect. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any Party without the prior written consent of each other Party (which consent will not be unreasonably withheld), except that each Party will have the right to assign or otherwise transfer this Agreement or any right hereunder or delegate any obligation hereunder to (a) a Person that does all of the following: (1) acquires or otherwise succeeds to all or substantially all of such Party’s business and assets; (2) assumes all of such Party’s obligations hereunder or such Party’s obligations hereunder that arise after such assignment, delegation or transfer; and (3) agrees to perform or cause performance of all such assumed obligations when due; or (b) any of its Affiliates; provided that no such assignment, delegation or transfer under clause (a) or (b) above will relieve the assigning, delegating or transferring Party of any obligation hereunder. This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section is void.

8.9 Severability; Blue-Pencil. The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced (including any term in Section 5.7), then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.

8.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.11 Disclosure Schedules. Nothing in any Schedule will be adequate to disclose an exception to a representation or warranty in this Agreement, unless such Schedule identifies the specific representation or warranty to which it applies. Additionally, the mere listing (or inclusion of a copy) of an item is not adequate to disclose an exception or other response to a representation or warranty in this Agreement, except to the extent such representation or warranty only pertains to the existence of such item itself.

ARTICLE 9

CERTAIN DEFINITIONS

“Accounts Receivable” is defined in Section 1.1(a)(3).

“Acquired Assets” is defined in Section 1.1(a).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of section 1504(a) of the Code or any similar group defined under a similar provision of Applicable Law.

“Agreement” is defined in the first paragraph of this Agreement.

“Ancillary Document” means, with respect to a Person, any document executed and delivered by or on behalf of such Person or any Affiliate of such Person, in connection with the execution and delivery of this Agreement or Closing, pursuant to the terms of this Agreement (but not including this Agreement).

“Annual Balance Sheet” is defined in Section 3.4(a)(1).

“Annual Balance Sheet Date” is defined in Section 3.4(a)(1).

“Annual Financial Statements” is defined in Section 3.4(a)(1).

“Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.

“Arbitrator” is defined in Section 2.3(c).

“Assumed Contract” is defined in Section 1.1(a)(4).

“Assumed Facility” means any land, building or other facility that is located at the premises leased to or by the Company under the Assumed Real Property Lease Agreement.

“Assumed Liability” is defined in Section 1.1(c).

“Assumed Real Property Lease Agreement” means the Amended and Restated Agreement of Lease dated the date hereof between Buyer and Pond Partners, LLC, a New Jersey limited liability company.

“Bill of Sale” is defined in Section 6.2(a).

“Business” is defined in the Recitals.

“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the State of Minnesota are generally authorized or required by Applicable Law to be closed.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer Common Stock” is defined in Section 2.2(a).

“Buyer SEC Documents” is defined in Section 4.5.

“Cap” is defined in Section 7.3(b).

“Claiming Party” is defined in Section 7.5(a).

“Closing” is defined in Section 6.1.

“Closing Date” is defined in Section 6.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the first paragraph of this Agreement.

“Computer System” is defined in Section 3.27(a).

“Confidentiality Agreement” is defined in Section 5.3(a).

“Consent” is defined in Section 3.3(c).

“Contract” means any contract, agreement, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.

“Cornwell Corp.” is defined in the first paragraph of this Agreement.

“Cornwell IP” is defined in the Recitals.

“Customs Duty” is defined in Section 3.24.

“Deductible” is defined in Section 7.3(a).

“Defense” means legal defense (which may include related counterclaims) reasonably conducted by reputable legal counsel of good standing selected with the written consent of the Claiming Party (which consent will not be unreasonably withheld).

“Edifice Europe” is defined in the first paragraph of this Agreement.

“Edifice Japan” is defined in the first paragraph of this Agreement.

“Effective Time” is defined in Section 6.1.

“Employee Plan” means any pension, profit sharing, retirement, employee stock ownership, stock purchase, stock option, bonus, incentive compensation or deferred compensation plan; any life, health, dental, accident or disability plan; any workers’ compensation or other insurance plan; any severance or separation plan; any fringe benefit and any other employee benefit plan, practice, policy or arrangement of any kind, in the case of each of the foregoing, whether written or oral, maintained by any Operating Company or any of their ERISA Affiliates on or before the Closing Date for the benefit of (or under which any Seller or any of their ERISA Affiliates has any obligation, whether absolute or contingent, to) any officers, directors, governors, managers, stockholders, members or employees or similar individuals (including former officers, directors, governors, managers, stockholders, members or employees) of any Operating Company or any of their ERISA Affiliates, including any employee benefit plan that is subject to ERISA.

“Encumbrance” means any mortgage, claim, pledge, security interest, charge, lien, option or other right to purchase, restriction or reservation or any other encumbrance whatsoever.

“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Environmental Claim” means any written notice by a Governmental Authority alleging potential Liability (including potential Liability for investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty) arising out of, relating to or resulting from, directly or indirectly, (a) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by any Operating Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any applicable federal, state or local law or other legal requirement relating to pollution or protection of the environment, including any law relating to any emission, discharge, release or possible release of any pollutant, contaminant, hazardous or toxic material, substance or waste into air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutant, contaminant or hazardous or toxic material, substance or waste.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any (if any) corporation, trade or business (whether or not incorporated) that at any time before Closing is under common control with any Operating Company pursuant to section 414(b) and (c) of the Code.

“Escrow Account” is defined in Section 7.6.

“Escrow Agent” is defined in Section 6.2(b).

“Escrow Agreement” is defined in Section 7.6.

“Escrowed Shares” is defined in Section 2.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” is defined in Section 1.1(b).

“Excluded Contracts” is defined in Section 1.1(b)(3).

“Excluded Liability” is defined in Section 1.1(d).

“Excluded Records” is defined in Section 1.1(b)(1).

“FIN 48” means FASB Interpretation No. 48, generally entitled “Accounting for Uncertainty in Income Taxes.”

“Final Net Working Capital” is defined in Section 2.3(a).

“Financial Statements” is defined in Section 3.4(a)(4).

“First Quarter Balance Sheet Date” is defined in Section 3.4(a)(2).

“First Quarter Financial Statements” is defined in Section 3.4(a)(2).

“Foreign Employee Plan” and “Foreign Employee Plans” are defined in Section 3.16(f).

“Foreign Official” is defined in Section 3.25.

“GAAP” means generally accepted United States accounting principles.

“Governmental Authority” means any: (a) nation, state, county, city, district or other similar jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body or other Person entitled by Applicable Law (or by Contract with the Parties) to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste or petroleum or fraction thereof, and any other chemical, waste, substance or material listed in or regulated by or identified in any Environmental Law.

“Income Tax” means any Tax (other than sales, use, stamp, duty, value-added, business, goods and services, property, transfer, recording, documentary, conveyancing or similar Tax) based upon or measured by gross or net receipts of gross or net income (including any Tax in the nature of minimum taxes, tax preference items and alternative minimum taxes) and including any Liability arising pursuant to the application of Treasury Regulation section 1.1502-6 or any similar provision of any Applicable Law regarding any Tax.

“Indebtedness” means any obligation or other Liability under or for any of the following (excluding any trade payable incurred in the Ordinary Course of Business of the Company): (a) indebtedness for borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) obligation evidenced by a note, bond, debenture or similar instrument (including a letter of credit) (c) surety bond; (d) swap or hedging Contract; (e) capital lease; (f) banker acceptance; (g) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement; (h) indebtedness secured by any mortgage, indenture or deed of trust upon any asset; or (i) interest, fee or other expense regarding any of the foregoing.

“Indemnifying Party” is defined in Section 7.5(a).

“Initial Claim Notice” is defined in Section 7.5(a).

“Initial Purchase Price” is defined in Section 2.1.

“Insurance Policy” is defined in Section 3.14(a).

“Intellectual Property” means, in any jurisdiction in the world, any: (a) invention (whether patentable or unpatentable and whether or not reduced to practice) or improvement thereto, patent, patent application or patent disclosure, together with any reissuance, continuation, continuation-in-part, revision. extension or reexamination thereof; (b) trademark, service mark, trade dress, logo, slogan, trade name, entity name, internet domain name or right in any telephone number, together with any translation, adaptation, derivation or combination thereof (and including any goodwill associated therewith); (c) copyrightable work or copyright; (d) mask work; (e) trade secret or confidential business information (including any idea, research or development, know-how, formula, composition, manufacturing or production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing or cost information or business or marketing plan or proposal); (f) computer software (including source code, executable code, data, database or related documentation); (g) advertising or promotional material; (h) other proprietary right or other intangible asset; (i) copy or tangible embodiment of any of the foregoing (in whatever form or medium); or (j) application, registration or renewal regarding any of the foregoing.

“Interim Balance Sheet” is defined in Section 3.4(a)(4).

“Interim Balance Sheet Date” is defined in Section 3.4(a)(4).

“Interim Financial Statements” is defined in Section 3.4(a)(4).

“IRS” means the United States’ Internal Revenue Service.

“Knowledge” means, (a) with respect to an individual, the actual knowledge of such individual and what such individual should have known after a reasonable investigation; and (b) with respect to a Person other than an individual, the actual knowledge of J. Stephen Cornwell, Richard D. Perrin, David V. Pesce, Christopher J. Raymond, Nicholas M. Ilacqua and any individual who is serving as a director or officer of such Person and what any such individual should have known after a reasonable investigation.

“Leased Real Property” is defined in Section 3.11(a).

“Liability” means any liability or obligation of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Loss” means any claim, demand, loss, fine, interest, penalty, assessment, cost or expense (including reasonable attorneys’ fees or expenses), damage or any other Liability.

“Major Contract” is defined in Section 3.8(a).

“Malicious Instructions” is defined in Section 3.27(b).

“Material Adverse Effect” means, with respect to any business or Person (as applicable), any incident, condition, change, effect or circumstance that, individually or when taken together with all such incidents, conditions, changes, effects or circumstances in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on such business or on the business, operations, condition (financial or otherwise), properties, Liabilities, results of operations or prospects of such Person and its Subsidiaries, or any of them taken individually (other than (1) changes in economic conditions generally in the United States or (2) conditions generally affecting any of the industries in which such business or such Person participates; provided that with respect to clauses (1) and (2), the changes or conditions do not have a materially disproportionate effect (relative to other participants in such industries)) or (b) materially and adversely affects the ability of any Operating Company or any Seller to consummate the transactions contemplated herein.

“Net Working Capital” is defined in Section 2.3(h).

“Non-Compete Period” is defined in Section 5.7(a).

“Notice of Disagreement” is defined in Section 2.3(b).

“Operating Company” and “Operating Companies” are defined in the Recitals.

“Order” means any order, writ, injunction, decree, judgment, award or determination of or from, or Contract with, any Governmental Authority or similar binding decision of any arbitration (or similar Proceeding).

“Ordinary Course of Business” means, with respect to a Person, the ordinary and usual course of normal day-to-day operations of such Person, consistent with such Person’s past practice.

“Organizational Document” means, for any Person: (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws or similar governing document of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, stockholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person; (d) any Contract regarding the governance of such Person or the relations among any of its equity holders with respect to such Person; or (e) any amendment to any of the foregoing.

“Other Indemnified Person” means, for any Person, such Person’s Affiliates and each of such Person’s and each of such Affiliate’s stockholders, officers, directors, partners, members, governors, managers, and permitted successors and assigns.

“Party” means Buyer, each Operating Company, each Seller and Sellers Agent.

“Permit” means any license, permit, registration or similar authorization from a Governmental Authority.

“Permitted Encumbrance” means any: (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due and payable or that may thereafter be paid without penalty; (b) Encumbrances arising from the Company’s lease agreements listed under the heading (7) of Exhibit 1.1(a)(4); or (c) mechanic’s, materialmen’s, landlord’s or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not overdue.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Government Authority.

“Petty Cash” is defined in Section 1.1(a)(12).

“Plan” means an “employee benefit plan” (as such term is defined in section 3(3) of ERISA) and any other employee benefit plan, program, agreement or arrangement of any kind, including any: stock option or ownership plan; stock appreciation rights plan; stock purchase plan; phantom stock plan; executive compensation plan; bonus, incentive compensation, deferred compensation or profit-sharing plan; or arrangement regarding any vacation, holiday, sick leave, fringe benefit, educational assistance, pre-Tax premium or flexible spending account plan or life insurance.

“Plan Sponsor” has the meaning given in section 3(16)(B) of ERISA.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Closing Taxes” is defined in Section 5.6(b).

“Proceeding” means any action, arbitration, audit, examination, claim, demand, grievance, complaint, hearing, inquiry, investigation, litigation, proceeding or suit (whether civil, criminal or administrative), in each case that is commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Proprietary Information Technology System” is defined in Section 3.27(a).

“Prorated Item” is defined in Section 2.3(i).

“Purchase Price” is defined in Section 2.1.

“Real Property Lease” is defined in Section 3.11(a).

“Records” means books, records, manuals or other materials or similar information (including customer records, personnel or payroll records, accounting or Tax records, purchase or sale records, price lists, correspondence, quality control records or research or development files).

“Restricted Word” is defined in Section 5.9.

“SEC” is defined in Section 3.29.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the first paragraph of this Agreement.

“Sellers Agent” is defined in the first paragraph of this Agreement.

“Special Representation” is defined in Section 7.3(e).

“SPS International” is defined in Section 1.1(a)(17).

“Statement” is defined in Section 2.3(a).

“Stock Consideration” is defined in Section 2.2(c).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors of such other Person (or others performing similar functions with respect to such other Person), is directly or indirectly owned or controlled by such first Person or by any one or more of such first Person’s Subsidiaries.

“Target Net Working Capital” is defined in Section 2.3(g).

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, fine, penalty or similar addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

“Third Party Claim” is defined in Section 7.5(a).

“Threatened” means, with respect to any matter, that a demand, notice or statement has been made or given, orally or in writing, that such matter is being or will be, or that circumstances exist that would lead a reasonably prudent Person to conclude that such matter could be asserted, commenced, taken or otherwise pursued, including if conditioned upon certain events occurring or not occurring.

“Transaction Confidentiality Agreement” is defined in Section 5.3(d).

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar tax chargeable in respect of any instrument transferring property, including motor vehicles), documentary, conveyancing or similar tax or expense or any recording fee, in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item.

“Unassignable Contracts” is defined in Section 1.6.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

*        *        *         *        *

IN WITNESS WHEREOF, each Party has executed this Asset Purchase Agreement effective as of the date first written above.

COMPANY:		BUYER:

EDIFICE INFORMATION MANAGEMENT SYSTEMS, INC.		SPS COMMERCE, INC.

By:	/s/ John H. Cornwell	By:	/s/ Archie C. Black
Name:	John H. Cornwell	Name:	Archie C. Black
Title:	Chief Executive Officer	Title:	President and Chief Executive Officer

EDIFICE EUROPE:		EDIFICE JAPAN:

EDIFICE EUROPE LIMITED		EDIFICE JAPAN, G.K.

By:	/s/ John H. Cornwell	By:	Edifice Information Management Systems, Inc.
Name:	John H. Cornwell	Its:	Representative Member
Title:	Director

		By:	/s/ John H. Cornwell
		Name:	John H. Cornwell
		Title:	Chief Executive Officer

SELLERS AGENT:

/s/ John H. Cornwell
John H. Cornwell, solely in the capacity of Sellers
Agent hereunder

SELLERS:

CORNWELL CORPORATION

By:	/s/ John H. Cornwell
Name:	John H. Cornwell
Title:	President and Chief Executive Officer

/s/ John H. Cornwell
John H. Cornwell, individually

/s/ Carol D. Cornwell
Carol D. Cornwell, individually

[Signature Page to Asset Purchase Agreement]